UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Expedia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2010

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Expedia, Inc., which will be held on Tuesday, June 8, 2010, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

At the Annual Meeting, you will be asked (1) to elect ten directors and (2) to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2010. The Board of Directors unanimously recommends a vote FOR each of these proposals.

Your vote is very important.    Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

Sincerely,

Dara Khosrowshahi

Chief Executive Officer

333 108th Avenue N.E.

Bellevue, Washington 98004

EXPEDIA, INC.

333 108th Avenue N.E.

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Expedia, Inc., a Delaware corporation, will be held on Tuesday, June 8, 2010, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Items of business at the Annual Meeting will be:

1. To elect ten directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2. To ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2010; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of Expedia capital stock at the close of business on April 12, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

In accordance with Securities and Exchange Commission (“SEC”) rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 27, 2010, and provided access to our proxy materials over the internet, beginning on April 27, 2010, to the holders of record and beneficial owners of our capital stock as of the close of business on the record date.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the Board of Directors,

Burke F. Norton

Executive Vice President, General Counsel

and Secretary

April 27, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 8, 2010

This Proxy Statement and the 2009 Annual Report are available at:

www.rrdezproxy.com/2010/expedia

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PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock, Class B common stock and Series A preferred stock of Expedia, Inc., a Delaware corporation (“Expedia” or the “Company”), in connection with the solicitation of proxies by Expedia’s Board of Directors for use at its 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”).

Expedia’s principal offices are located at 333 108th Avenue N.E., Bellevue, Washington 98004. This Proxy Statement is being made available to Expedia stockholders on or about April  27, 2010.

Date, Time and Place of Meeting

The Annual Meeting will be held on Tuesday, June 8, 2010, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras and recording devices will not be permitted at the Annual Meeting.

Record Date and Voting Rights

General.    The Board of Directors established the close of business on April 12, 2010 as the record date for determining the holders of Expedia stock entitled to notice of and to vote at the Annual Meeting. On the record date, 258,406,323 shares of common stock, 25,599,998 shares of Class B common stock and 751 shares of Series A preferred stock were outstanding and entitled to vote at the Annual Meeting. Expedia stockholders are entitled to one vote for each share of common stock, ten votes for each share of Class B common stock and two votes for each share of Series A preferred stock held as of the record date, voting together as a single voting group, in (i) the election of seven of the ten director nominees and (ii) the ratification of the appointment of Expedia’s independent registered public accounting firm. Expedia stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of Expedia common stock are entitled to elect as a separate class pursuant to the Company’s amended and restated certificate of incorporation.

As of the record date, Barry Diller, the Chairman and Senior Executive of Expedia, held an irrevocable proxy over all Expedia securities owned by Liberty Media Corporation and its subsidiaries (“Liberty Media”). This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the Annual Meeting. Mr. Diller, through shares that he owns as well as those subject to the Liberty Media proxy, generally controls the vote of approximately 21% of the outstanding shares of common stock (or 28% assuming exercise of Mr. Diller’s vested stock options and conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 60% of the combined voting power of the outstanding Expedia capital stock as of the record date. As a result, regardless of the vote of any other Expedia stockholder, Mr. Diller has control over the vote relating to the election of seven of the ten director nominees and the ratification of the appointment of Expedia’s independent registered public accounting firm.

Voting of Stock Held in 401(k) Plan.    The trustee of Expedia’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia common stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of seven of the ten director nominees and the ratification of the appointment of Expedia’s independent registered public accounting firm, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. In the election of the three directors whom the holders of Expedia common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of votes of the common stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment of our independent registered public accounting firm. Brokers do not have discretionary authority to vote on the election of our directors, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

Expedia will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Expedia, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia capital stock and to request authority for the exercise of proxies. In such cases, Expedia, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Voting Proxies

The manner in which your shares may be voted depends on whether you are a:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent;

•	401(k) plan participant: your shares are held in Expedia’s 401(k) plan for employees; or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.

Whether you hold shares directly as a registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form provided. To vote using the internet or by telephone, you will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

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Using the Internet.    Registered stockholders and 401(k) plan participants may vote using the internet by going to www.proxyvoting.com/expe and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

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By Telephone.    Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-866-540-5760 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

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By Mail.    Registered stockholders and 401(k) plan participants may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

Expedia is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law section 212(c)). The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of elections or voting in person. Registered holders may send any written notice or request for a new proxy card to Expedia, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 3550, S. Hackensack, New Jersey 07606-9250, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the internet. Registered holders may also request a new proxy card by calling 1-888-313-0164.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, a board of ten directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been duly elected and qualified (or, if earlier, any director’s removal or resignation from the Board of Directors). The Company’s certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently three directors. The Board has designated Messrs. Battle, Jacobson and Kern as nominees for the positions on the Board to be elected by the holders of Expedia common stock voting as a separate class. Pursuant to a Governance Agreement among Expedia, Liberty Media and Mr. Diller dated August 9, 2005, as amended (the “Governance Agreement”), Liberty Media has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Media are satisfied. Liberty Media has designated Dr. Malone and Mr. Fitzgerald as its nominees to the Board. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.

The name and certain background information regarding each nominee, as of March 15, 2010, are set forth below. There are no family relationships among directors or executive officers of Expedia. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he should be renominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Expedia and our Board as demonstrated by the nominee’s past service. All of our director-nominees also have extensive management experience in complex organizations. The Board considered the NASDAQ requirement that the Company’s Audit Committee be composed of at least three independent directors, as well as specific NASDAQ and SEC requirements regarding financial literacy and expertise. The Board also considered:

•	each nominee’s past service to Expedia;

•	the financial background for Messrs. Battle, Kern and Jacobson;

•	the management role played by Messrs. Diller, Kaufman and Khosrowshahi;

•	Mr. Tazón’s extensive travel industry experience;

•	the qualifications of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón as independent directors; and

•	Liberty Media’s right to nominate two directors, who are Dr. Malone and Mr. Fitzgerald.

Name	Age	Position With Expedia, Inc.
Barry Diller	68	Chairman and Senior Executive
Dara Khosrowshahi	40	Director and Chief Executive Officer
Victor A. Kaufman	66	Director and Vice Chairman
A. George “Skip” Battle	66	Director
Jonathan L. Dolgen	64	Director
William R. Fitzgerald	52	Director
Craig A. Jacobson	57	Director
Peter M. Kern	42	Director
John C. Malone	69	Director
José A. Tazón	66	Director

Barry Diller has been the Chairman of the Board and Senior Executive of Expedia since completion of the Company’s spin-off from IAC/InterActiveCorp (“IAC”) on August 9, 2005 (the “Spin-Off”). Mr. Diller has been the Chairman of the Board and Chief Executive Officer of IAC (and its predecessors) since August 1995 and Chairman of the Board of Live Nation Entertainment, Inc. since its formation following the merger of Live Nation, Inc. and Ticketmaster Entertainment, Inc. (“Ticketmaster”) in January 2010. Prior to the merger, Mr. Diller was the Chairman of the Board of Ticketmaster beginning in August 2008. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the Boards of Directors of The Washington Post Company and of The Coca-Cola Company. Mr. Diller is also a member of the Board of Councilors for the University of Southern California’s School of Cinema — Television, the Board of Conservation International, the New York University Board of Trustees, the Executive Board for the Medical Sciences of the University of California, Los Angeles and the Council on Foreign Relations.

Dara Khosrowshahi has been a director and the Chief Executive Officer of Expedia since completion of the Spin-Off. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the Spin-Off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005. Mr. Khosrowshahi served as IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998.

Victor A. Kaufman has been a director and the Vice Chairman of Expedia since completion of the Spin-Off. Mr. Kaufman has been a director of IAC (and its predecessors) since December 1996 and has served as the Vice Chairman of IAC since October 1999. Mr. Kaufman has also been a director of Live Nation Entertainment, Inc. since its formation following the merger of Live Nation, Inc. and Ticketmaster in January 2010. Prior to the merger, Mr. Kaufman was a director and served as Vice Chairman of the Board of Ticketmaster from August 2008. Mr. Kaufman served in the Office of the Chairman of IAC from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in those capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from those positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

A. George “Skip” Battle has been a director of Expedia since completion of the Spin-Off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as its Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Board of Fair Isaac Corporation, a position he has held since 2002. He is also a director of Masters Select Equity Fund, Masters Select International Fund, Masters Select Value Fund and Masters Select Smaller Company Fund (all registered investment companies), Advent Software, Inc., Netflix, Inc., OpenTable, Inc., and two nonprofit organizations. Mr. Battle also served as a director of PeopleSoft, Inc. from 1995 until its acquisition by Oracle Corp. in 2004 and of Barra, Inc. from 1996 until 2004. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Jonathan L. Dolgen has been a director of Expedia since completion of the Spin-Off. From July 2004, Mr. Dolgen was a Senior Advisor to Viacom, Inc. (“Old Viacom”), a worldwide entertainment and media company, where he provided advisory services to the chief executive officer of Old Viacom, or others designated by him, on an as-requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc. (“New Viacom”) and CBS Corporation. Since the separation of Old Viacom, Mr. Dolgen has provided advisory services to the chief executive officer of New Viacom, or others designated by him, on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC (“Wood River”), a private start-up entity that seeks investment and other opportunities and provides consulting services, primarily in the media sector. Since April 2005, Mr. Dolgen, through Wood River, has had an arrangement with Madison Dearborn Partners, LLC to seek investment opportunities and consult, primarily in the media sector. From October 2006 through March 2008, Mr. Dolgen served as senior consultant for ArtistDirect, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition business became part of New Viacom’s businesses, and substantially all of the remaining businesses of Old Viacom overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen has also been a director of Live Nation Entertainment, Inc. since its formation following the merger of Live Nation, Inc. and Ticketmaster in January 2010. Prior to the merger, Mr. Dolgen was a director of Ticketmaster from August 2008. Between October 2004 and September 2008, Mr. Dolgen was a Director of Charter Communications, Inc. He is also a member of the Board of Trustees of Claremont Graduate School and a Director of the Simon Wiesenthal Center. Mr. Dolgen holds a B.S. from Cornell University and a J.D. from New York University.

William R. Fitzgerald has been a director of Expedia since March 2006. He has served as a Senior Vice President of Liberty Media since 2000. In addition, Mr. Fitzgerald serves as Chairman and Chief Executive Officer of Ascent Media Corporation. Prior to joining Liberty Media, Mr. Fitzgerald served as Executive Vice President and Chief Operating Officer, Operations Administration for AT&T Broadband (formerly known as Tele-Communications, Inc.) from 1999 to 2000 and was Executive Vice President and Chief Operating Officer of TCI Communications, Inc. from 1998 to 1999. Mr. Fitzgerald received his undergraduate degree from Indiana University Kelley School of Business and a master’s degree from the Kellogg School of Business at Northwestern University. Mr. Fitzgerald was nominated as a director by Liberty Media, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement.

Craig A. Jacobson has been a director of Expedia since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren & Richman, L.L.P., where he has practiced entertainment law for the past 20 years. Mr. Jacobson is a member of the Board of Directors of Aver Media, a privately held Canadian lending institution and was a director of Ticketmaster from August 2008 until its merger with Live-Nation, Inc. in January 2010.

Peter M. Kern has been a director of Expedia since completion of the Spin-Off. Mr. Kern is a Managing Partner of InterMedia Partners, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in 2001. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Mr. Kern serves on the boards of a number of private companies, including Thomas Nelson, Inc., Luxury Retreats International Holdings, Inc. and Cine Latino, Inc. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.

John C. Malone has been a director of Expedia since completion of the Spin-Off. Dr. Malone has served as the Chairman of the Board of Liberty Media since 1990, and he served as Liberty Media’s Chief Executive Officer from August 2004 through February 2006. Dr. Malone also served as Chairman of the Board of TCI from 1996 to 1999 and as Chief Executive Officer of TCI from 1994 to 1997. In addition, Dr. Malone serves as Chairman of the Board of Directors of Liberty Global, Inc. and of The DIRECTV Group, Inc. Previously, he served as Chairman of the Board of DIRECTV’s predecessor, The DirecTV Group, Inc., from February 2008 to November 2009. He has served as a director of Discovery Communications, Inc. since September 2008, and he served as Chairman of the Board of its predecessor, Discovery Holding Company, from May 2005 to September 2008. Dr. Malone has served as a director of IAC since May 2006, of Ascent Media Corporation since January 2010 and of Live Nation Entertainment, Inc. since January 2010. Dr. Malone served as a director of the Bank of New York Company, Inc. from June 2005 to April 2007 and as a director of Cablevision Systems Corp. from March 2005 to June 2005. Dr. Malone was nominated as a director by Liberty Media, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement.

José A. Tazón has been a director of Expedia since March 2009. Since January 1, 2009, Mr. Tazón has served as the non-executive Chairman of the Board of Directors of Amadeus IT Group SA (“Amadeus”), a leading provider of IT solutions to the travel and tourism industry. Mr. Tazón served as Amadeus’ President and Chief Executive Officer from October 1990 until December 2008. Prior to joining Amadeus, Mr. Tazón worked at Iberian Airlines from 1975 until 1987, where he served as Head of Systems Planning from 1983 until 1987. Mr. Tazón received advanced degrees in Telecommunications Engineering and Data Processing from the Universidad Politécnica, Madrid, Spain.

Board Meetings and Committees

Controlled Company Status.    Expedia is subject to the NASDAQ Stock Market Listing Rules (the “Listing Rules”). The Listing Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as Expedia, from certain requirements.

Pursuant to a Stockholders Agreement dated August 9, 2005, by and between Liberty Media and Mr. Diller (the “Stockholders Agreement”), Mr. Diller, through shares owned by him as well as those beneficially owned by Liberty Media as of April 12, 2010, the record date for the 2010 Annual Meeting of Stockholders, generally controls the vote of approximately 21% of the outstanding common stock (or 28% assuming exercise of Mr. Diller’s vested stock options and conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding Class B common stock and, consequently, approximately 60% of the combined voting power of the outstanding Expedia capital stock. Mr. Diller, Liberty Media and certain of their affiliates have filed a Statement of Beneficial Ownership on Schedule 13D (and related amendments) with respect to their Expedia holdings and related voting arrangements with the SEC. On this basis, Expedia is relying on the exemption for controlled companies from certain NASDAQ requirements, including, among others, the requirement that a majority of the Board of Directors be composed of independent directors, the requirement that the Compensation Committee be composed solely of independent directors and certain requirements relating to the nomination of directors.

Director Independence.    The Board of Directors has determined that each of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón is an “independent director” as defined by the Listing Rules. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements, including legal services provided to a subsidiary of IAC by the law firm in which Mr. Jacobson is a partner and Mr. Tazón’s service as non-executive chairman of Amadeus, a company with which Expedia has a contractual relationship.

The Board.    The Board of Directors met four times in 2009. During such period, all the incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. Directors are not required to attend annual meetings of Expedia stockholders. Six members of the Board attended the 2009 Annual Meeting of Stockholders.

The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee, the Executive Committee and the Preferred Stock Subcommittee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available in the About Expedia, Inc./Leadership section of the Company’s corporate website at www.expediainc.com.

Board Leadership Structure.    Mr. Diller serves as the Chairman and also serves as Senior Executive of the Company, and Mr. Khosrowshahi serves as Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or Chief Executive Officer based on the relevant facts and circumstances applicable at such time. Independent members of the Board chair our Audit, Compensation and Section 16 Committees. Expedia has had the current leadership structure since the Spin-Off.

Board’s Role in Risk Oversight.    As part of its general oversight duties, the Board of Directors oversees the Company’s risk management. The Chief Executive Officer, Chief Financial Officer and General Counsel attend quarterly Board meetings and discuss operational risks with the Board. Management also provides quarterly reports and presentations on strategic risks to the Board. Between quarterly meetings, the Chief Executive Officer, Chief Financial Officer and General Counsel meet regularly with the Executive Committee, and the members are informed of any immediate risks at such meetings.

In addition, the Audit Committee is responsible for discussing with management the Company’s major financial risks and the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Audit Committee also has oversight responsibility for the Company’s foreign exchange risk management policy and investment management policy. In fulfilling its responsibilities, the Audit Committee receives regular reports from the Chief Financial Officer, General Counsel, Vice President of Internal Audit, Treasurer, Chief Technology Officer and Chief Accounting Officer. In addition, the Committee reviews the results of the annual risk assessment survey of key company leaders. The Vice President of Internal Audit reports directly to the Committee and provides quarterly (or more frequent) reports on the results of internal audits and investigations. The Audit Committee makes regular reports to the Board.

Audit Committee.    The Audit Committee of the Board of Directors currently consists of three directors: Messrs. Battle, Jacobson and Kern. Each current Audit Committee member satisfies the independence requirements under the current SEC and Listing Rules standards. The Board has determined that each of Messrs. Battle and Kern is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the Charter, including monitoring (i) the integrity of the Company’s financial reporting process, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and of the independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements.

Mr. Battle is the Chairman of the Audit Committee. The Audit Committee met nine times in 2009. The formal report of the Audit Committee with respect to the year ended December 31, 2009 is set forth in the section below titled “Audit Committee Report.”

Compensation Committee.    The Compensation Committee consists of Messrs. Dolgen, Fitzgerald and Kern. With the exception of Mr. Fitzgerald, each member is an “independent director” as defined by the Listing Rules. No member of the Compensation Committee is an employee of Expedia. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see section below titled “Section 16 Committee). Mr. Dolgen is the Chairman of the Compensation Committee. In 2009, the Compensation Committee met seven times. A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.”

Section 16 Committee.    The Section 16 Committee consists of Messrs. Dolgen and Kern. Each member is an “independent director” as defined by the Listing Rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia’s executive officers. Mr. Dolgen is the Chairman of the Section 16 Committee. The Section 16 Committee met seven times in 2009.

Executive Committee.    The Executive Committee consists of Messrs. Diller, Kaufman and Khosrowshahi. The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law. Mr. Diller is the Chairman of the Executive Committee. In 2009, the Executive Committee acted by written consent seven times.

Other Committees.    In addition to the foregoing committees, the Board of Directors has established a Preferred Stock Subcommittee, of which Mr. Khosrowshahi is the sole member. The Preferred Stock Subcommittee is authorized solely to declare dividends on the Company’s Series A preferred stock. The Preferred Stock Subcommittee acted by written consent four times in 2009. The Board of Directors may also from time to time establish other committees of the Board consisting of one or more of its directors.

Compensation Policies and Practices Risk Assessment.    Consistent with new SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nominations

Given the ownership structure of the Company and its status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. Pursuant to the Governance Agreement, Liberty Media has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board so long as certain stock ownership requirements are satisfied. The Board does not have specific requirements for eligibility to serve as a director of Expedia, nor does it have a specific policy on diversity. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia, including in providing a mix of Board members that represent a diversity of backgrounds, perspectives and opinions, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board, and whether the candidate is prepared and qualified to represent the best interests of Expedia’s stockholders. Given the controlled status of Expedia, the Board believes the process described above is appropriate. Liberty Media has nominated Dr. Malone and Mr. Fitzgerald as nominees for 2010. The other nominees to the Board were recommended by the Chairman and then were considered and recommended by the entire Board.

The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Communications With the Board

Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).

Compensation of Non-Employee Directors

The Board of Directors sets non-employee director compensation, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors’ interests with those of our stockholders.

Expedia employees do not receive compensation for services as directors, and Liberty Media nominees have historically agreed that they would not receive compensation for their Expedia Board service, including for 2010. During 2009, each non-employee director of Expedia was entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•

a grant of restricted stock units (“RSUs”) with a value of $250,000 (based on the closing price of Expedia’s common stock on the NASDAQ Stock Market on the day prior to the grant), upon such director’s initial election to office and on the date of each Expedia annual meeting of stockholders at which the director is reelected, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and, in the event of a change in control (as defined in the Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”) and described in the section below titled “Executive Compensation — Potential Payments Upon Termination or Change in Control”), to vest automatically in full;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committee (including the Chairman); and

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee and $10,000 for the Chairman of the Compensation Committee.

Members of the Section 16 Committee do not receive additional compensation for service on that committee.

Director Stock Ownership Guidelines

In March 2010, the Board of Directors adopted stock ownership guidelines for directors to further align the interests of the directors with the interests of the stockholders of the Company. The director ownership guidelines apply to all directors except (i) directors who are also subject to the Company’s Executive Stock Ownership Guidelines and (ii) directors nominated by Liberty Media, who do not receive compensation from the Company for service on the Board of Directors (the “Covered Directors”).

Covered Directors are encouraged to hold a number of shares of Expedia common stock during their tenure equal to three times the annual cash retainer (currently $45,000, with the current holding requirement thereby equal to $135,000). Each Covered Director will have three years from the later of (i) the adoption of the policy and (ii) election to the Board of Directors to acquire such shares. If the annual cash retainer is increased during a Covered Director’s service, he shall have three years from the date of the increase in the annual cash retainer to acquire the additional stock.

Non-Employee Director Deferred Compensation Plan

Under Expedia’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2009 Non-Employee Director Compensation

As employees of the Company, Messrs. Diller, Kaufman and Khosrowshahi did not receive compensation for service as directors. Dr. Malone and Mr. Fitzgerald, who were each nominated by Liberty Media, also did not receive compensation for their Expedia Board service. The following table shows the 2009 compensation information for the remaining directors of the Company during 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
A. George “Skip” Battle(5)	$75,000	$249,994	$0	$5,000	$329,994
Simon J. Breakwell(6)	9,750	74,144	0	0	83,894
Jonathan L. Dolgen(7)	70,000	249,994	0	0	319,994
Craig A. Jacobson(8)	65,000	249,994	0	0	314,994
Peter M. Kern(9)	80,000	249,994	0	0	329,994
José A. Tazón(10)	35,375	249,994	0	0	285,369

(1)	This column reports the amount of cash compensation earned in 2009 for Board and committee service, including amounts deferred at the director’s election.

(2)	Amounts shown reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of RSUs valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the day immediately preceding the grant date.

(3)	Each of Messrs. Battle, Dolgen and Kern had 25,355 RSUs outstanding at December 31, 2009. Messrs. Jacobson and Tazón had 24,473 and 14,384 RSUs outstanding at December 31, 2009, respectively. On June 2, 2009, the date of the Company’s Annual Meeting of Stockholders, each of the directors listed in the table above except Mr. Breakwell received an award of 14,384 RSUs with a grant date fair value of $249,994.

(4)	Expedia has not granted any options for service as a director. At December 31, 2009, Mr. Battle held options to purchase 112,848 shares of Expedia common stock that were issued in connection with IAC’s acquisition of Ask Jeeves, Inc. in July 2005.

(5)	Mr. Battle is the Chairman of the Audit Committee. Non-employee directors are eligible to participate in the Company’s matching gifts program, which is the same program available to all U.S.- and Canada-based employees. In 2009, Mr. Battle submitted a request to match up to $5,000 of a contribution he made to a charity, which request was approved during 2009. Payment is expected to be made by the Company to the charitable organization during the second quarter of 2010.

(6)	Mr. Breakwell resigned as a member of the Board of Directors, effective March 19, 2009. In connection with his resignation as a member of the Board, the Section 16 Committee approved the accelerated vesting of 9,693 RSUs held by Mr. Breakwell, which represented the RSUs that would have vested prior to June 11, 2009, the anticipated date of the 2009 Annual Meeting of Stockholders. The amount shown for Mr. Breakwell in the “Stock Awards” column represents the aggregate incremental fair value, computed as of the date of acceleration in accordance with FASB ASC Topic 718, resulting from such acceleration. Mr. Breakwell also held 14,738 RSUs that were not subject to acceleration and were forfeited upon his resignation.

(7)	Mr. Dolgen is the Chairman of the Compensation and Section 16 Committees. Mr. Dolgen deferred his director fees for 2009 pursuant to Expedia’s Non-Employee Director Deferred Compensation Plan, which is described above.

(8)	Mr. Jacobson is a member of the Audit Committee.

(9)	Mr. Kern is a member of each of the Audit, Compensation and Section 16 Committees.

(10)	Mr. Tazón was elected to the Board of Directors of Expedia on March 19, 2009. Mr. Tazón has elected to defer his director fees beginning in the first quarter of 2010 pursuant to Expedia’s Non-Employee Director Deferred Compensation Plan, which is described above.

Compensation Committee Interlocks and Insider Participation

The Board of Directors currently has a Compensation Committee consisting of Messrs. Dolgen, Fitzgerald and Kern and a Section 16 Committee consisting of Messrs. Dolgen and Kern. None of Messrs. Dolgen, Fitzgerald or Kern was an officer or employee of Expedia, formerly an officer of Expedia, or an executive officer of an entity for which an executive officer of Expedia served as a member of the compensation committee or as a director during the one-year period ended December 31, 2009.

Required Vote

At the Annual Meeting, stockholders will be asked to elect ten members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation).

Election of Messrs. Diller, Khosrowshahi, Kaufman, Dolgen, Fitzgerald, Malone and Tazón as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia capital stock, present in person or represented by proxy, voting together as a single class.

Election of Messrs. Battle, Jacobson and Kern as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock, present in person or represented by proxy, voting together as a separate class.

For the election of the directors, abstentions and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia’s independent registered public accounting firm for the year ended December 31, 2009. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia’s independent registered public accounting firm for the year ending December 31, 2010.

Selection of Expedia’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Required Vote

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2010. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia capital stock, present in person or represented by proxy, voting together as a single class.

Abstentions will be counted toward the tabulations of votes cast on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements, together with the results of the assessment of the internal control over financial reporting, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and the Company’s management. Finally, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with its independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

Members of the Audit Committee:

A. George “Skip” Battle (Chairman)

Craig A. Jacobson

Peter M. Kern

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees(1)	$4,982,000	$5,730,000
Audit-Related Fees(2)	260,000	1,058,000

Total Audit and Audit-Related Fees	5,242,000	6,788,000
Tax Fees	20,000	8,000
Other Fees(3)	56,000	10,000

Total Fees	$5,318,000	$6,806,000

(1)	Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements, statutory audits, reviews of Expedia’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters.

(2)	Audit-Related Fees and expenses include fees for due diligence in connection with acquisitions, accounting consultations and benefit plan audits.

(3)	Other Fees for 2008 and 2009 include access fees for Ernst & Young LLP’s online research tools. Other Fees for 2009 also include fees relating to professional education offerings for the Company’s employees.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP as described above and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.

The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and it has currently delegated this authority to its Chairman, subject to a limit of $500,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to Company management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as of March 15, 2010 relating to the beneficial ownership of Expedia’s capital stock by (i) each person or entity known to Expedia to own beneficially more than 5% of the outstanding shares of Expedia’s common stock and Class B common stock, (ii) each director of Expedia, (iii) the named executive officers, and (iv) the named executive officers, other executive officers and directors of Expedia, as a group.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia’s corporate headquarters at 333 108th Avenue N.E., Bellevue, Washington 98004.

For each listed person, entity or group, the number of shares of Expedia common stock and Class B common stock and the percentage of each such class listed assume the conversion or exercise of certain Expedia equity securities, as described below, owned by such person, entity or group, but do not assume the conversion or exercise of any equity securities owned by any other person, entity or group. Shares of Expedia Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia common stock. For each listed person, entity or group, the number of shares of Expedia common stock and Class B common stock and the percentage of each such class listed include shares of Expedia common stock and Class B common stock that may be acquired by such person, entity or group on the conversion or exercise of equity securities, such as stock options and warrants, which can be converted or exercised, and RSUs that have or will have vested within 60 days of March 15, 2010.

The percentage of votes for all classes of Expedia’s capital stock is based on one vote for each share of common stock, ten votes for each share of Class B common stock and two votes for each share of Series A preferred stock.

	Common Stock			Class B Common Stock			Percent (%) of Votes (All Classes)
Beneficial Owner	Shares		%	Shares		%

Liberty Media Corporation	69,219,807	(1)	23.96	25,599,998	(2)	100	57.70
12300 Liberty Boulevard Englewood, CO 80112

T. Rowe Price Associates, Inc.	37,603,949	(3)	14.28	0		0	7.24
100 E. Pratt Street Baltimore, MD 21202

Barry Diller	78,612,018	(4)	27.21	25,599,998	(5)	100	59.51

Victor A. Kaufman	398,819	(6)	*	0		0	*

Dara Khosrowshahi	735,864	(7)	*	0		0	*

A. George “Skip” Battle	153,524	(8)	*	0		0	*

Jonathan L. Dolgen	31,707	(9)	*	0		0	*

William R. Fitzgerald	0	(10)	0	0		0	0

Craig A. Jacobson	8,848		*	0		0	*

Peter M. Kern	25,610		*	0		0	*

John C. Malone	0	(10)	0	0		0	0

José A. Tazón	0		0	0		0	0

Michael B. Adler	105,317	(11)	*	0		0	*

Burke F. Norton	90,035	(12)	*	0		0	*

Dhiren R. Fonseca	65,519	(13)	*	0		0	*

Gary M. Fritz	84,144	(14)	*	0		0	*

All executive officers, directors and director nominees as a group (16 persons)	80,413,256	(15)	27.71	25,599,998		100	59.70

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Based on information filed on a Schedule 13D, as amended, with the SEC on November 1, 2007 by Liberty Media and Mr. Diller (the “Liberty/Diller Schedule 13D”) and the Company’s records. Consists of 43,619,809 shares of common stock and 25,599,998 shares of Class B common stock held by Liberty USA Holdings, LLC, a wholly owned subsidiary of Liberty Media (“Liberty USA”). Pursuant to the Stockholders Agreement described in the section above titled “Board Meetings and Committees,” Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Media and Liberty USA.

(2)	Consists of shares of Class B common stock held by Liberty USA.

(3)	Based on information filed on a Schedule 13G, as amended, with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe has sole voting power over 10,276,403 shares of common stock and sole dispositive power over 37,603,949 shares of common stock.

(4)	Based on information filed on the Liberty/Diller Schedule 13D and the Company’s records. Consists of (i) 9,212,841 shares of common stock owned by Mr. Diller, (ii) options to purchase 50,000 shares of common stock held by Mr. Diller that are exercisable within 60 days of March 15, 2010, (iii) 129,370 shares of common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, (iv) 43,619,809 shares of common stock held by Liberty USA (see footnote 1 above), and (v) 25,599,998 shares of Class B common stock held by Liberty USA (see footnote 1 above). Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Media and Liberty USA. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(5)	Consists of shares of Class B common stock held by Liberty USA. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of Class B common stock held by Liberty Media and Liberty USA.

(6)	Consists of 67,569 shares of common stock and options to purchase 331,250 shares of common stock that are exercisable within 60 days of March 15, 2010.

(7)	Consists of 185,171 shares of common stock and options to purchase 550,693 shares of common stock that are exercisable within 60 days of March 15, 2010.

(8)	Consists of (i) 25,610 shares of common stock held by Mr. Battle, (ii) options to purchase 112,848 shares of common stock that are exercisable within 60 days of March 15, 2010, (iii) 9,999 shares of common stock held by the Battle Family Foundation, as to which Mr. Battle disclaims beneficial ownership, and (iv) 5,067 shares of common stock held by Mr. Battle’s wife as custodian under CAUTMA for Catherine McNelley, as to which Mr. Battle disclaims beneficial ownership.

(9)	Consists of 31,240 shares of common stock held by Mr. Dolgen and 467 shares of common stock held indirectly by a charitable trust, of which Mr. Dolgen is a trustee and as to which Mr. Dolgen disclaims beneficial ownership.

(10)	Excludes shares of common stock and Class B common stock held by Liberty USA, as to which Dr. Malone and Mr. Fitzgerald disclaim beneficial ownership.

(11)	Consists of 42,817 shares of common stock and options to purchase 62,500 shares of common stock that are exercisable within 60 days of March 15, 2010.

(12)	Consists of 40,035 shares of common stock and options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 15, 2010.

(13)	Consists of 9,269 shares of common stock and options to purchase 56,250 shares of common stock that are exercisable within 60 days of March 15, 2010. Mr. Fonseca also holds 42,250 eLong, Inc. American

Depositary Shares (“ADSs”). eLong, Inc. is a subsidiary of the Company and the eLong, Inc. ADSs trade on the NASDAQ Stock Market under the symbol “LONG.” Each eLong, Inc. ADS represents two ordinary shares of eLong, Inc. common stock. Mr. Fonseca’s eLong, Inc. ADSs represent less than 1% of the shares of eLong, Inc. common stock.

(14)	Consists of (i) 18,394 shares of common stock, including common stock held in a joint account with Mr. Fritz’s spouse, (ii) options to purchase 56,250 shares of common stock held by Mr. Fritz that are exercisable within 60 days of March 15, 2010 and (iii) options to purchase 9,500 shares of common stock held by Mr. Fritz’s spouse that are exercisable within 60 days of March 15, 2010.

(15)	Consists of (i) 53,482,892 shares of common stock, (ii) 25,599,998 shares of Class B common stock, and (iii) options to purchase 1,330,366 shares of common stock that are exercisable within 60 days of March 15, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Expedia officers and directors and persons who beneficially own more than 10% of a registered class of Expedia’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Expedia and/or written representations that no additional forms were required, Expedia believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2009, except that one transaction was inadvertently reported late for Mr. Jacobson due to an administrative error on the part of the Company.

Information Concerning Executive Officers

Background information as of March 15, 2010 about each of Expedia’s executive officers who does not also serve as a director of Expedia is provided below.

Name	Age	Position with Expedia, Inc.
Michael B. Adler	46	Executive Vice President and Chief Financial Officer
Dhiren R. Fonseca	45	Co-President, Partner Services Group
Gary M. Fritz	36	Co-President, Partner Services Group
Burke F. Norton	43	Executive Vice President, General Counsel and Secretary
Pierre V. Samec	47	Executive Vice President and Chief Technology Officer
Patricia L. Zuccotti	62	Senior Vice President, Chief Accounting Officer and Controller

Michael B. Adler has served as Chief Financial Officer of Expedia since May 2006. Mr. Adler had served as Executive Vice President, Finance during a one-month transition period prior to the effective date of his appointment as Chief Financial Officer of Expedia. Prior to joining Expedia, Mr. Adler served as the Senior Vice President, Financial Planning and Analysis, for IAC. Mr. Adler was promoted to that position in April 2005 from Vice President, Financial Analysis and Operational Reporting, a position he had held since January 2002. Mr. Adler joined IAC in May 2001 as Senior Vice President, Finance and Administration, for IAC’s Information and Services Group. Prior to joining IAC, Mr. Adler held a number of positions, including Chief Financial Officer and General Counsel for SchoolSports, Inc. and Vice President and General Counsel for Cheyenne Software, Inc. Prior to that, Mr. Adler practiced law with Feldman, Waldman & Kline. Mr. Adler received his B.S. in economics from the Wharton School at the University of Pennsylvania. Mr. Adler received his J.D. from the University of Pennsylvania Law School.

Dhiren R. Fonseca has served as Expedia’s Co-President, Partner Services Group since March 2009. Mr. Fonseca had previously served as Senior Vice President, Corporate Development and Strategy from April

2006 and as Vice President, Strategy between February 2005 and April 2006. Mr. Fonseca has been at the forefront of online travel since 1995, when he was one of the original members of Microsoft Corporation’s Travel Technology Group, which became Expedia.com in October of 1996 while still part of Microsoft Corporation. During his 15-year tenure with Expedia, Mr. Fonseca has served in numerous sales, marketing, and business development capacities. Prior to his work in online travel, Mr. Fonseca had served in numerous capacities within Microsoft Corporation, including on Windows 95 marketing teams between 1994 and 1995 and in Microsoft’s corporate field sales force between 1988 and 1993. In 1991 Mr. Fonseca was the sole recipient of the Chairman’s award for outstanding contribution to the success of Microsoft Corporation. Mr. Fonseca studied computer science at the University of Manitoba and he did not complete an undergraduate degree.

Gary M. Fritz has served as Co-President, Partner Services Group since March 2009. Mr. Fritz had previously served as Senior Vice President, Corporate Development and Strategy from April 2006, as Vice President, Strategy between February 2005 and April 2006 and as Director of Strategy between December 2003, when he first joined Expedia, and February 2005. Between September 2000 and December 2003, Mr. Fritz had worked as consultant at McKinsey and Company. Mr. Fritz received his B.A. degree in economics from the University of Pennsylvania and his M.B.A. degree from the Massachusetts Institute of Technology.

Burke F. Norton has served as Executive Vice President, General Counsel and Secretary of Expedia since October 2006. Prior to joining Expedia, Mr. Norton was a partner at the law firm of Wilson Sonsini Goodrich & Rosati P.C., where he practiced corporate and securities law for 11 years. Mr. Norton received his J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Pierre V. Samec has served as Chief Technology Officer of Expedia since August 2007 and as an Executive Vice President since May 2009. Mr. Samec had previously served as Senior Vice President, Engineering, after joining Expedia in October 2006. Prior to joining Expedia, Mr. Samec had been Senior Vice President of the Product Group of Cartesis, Inc., a French software and services company, beginning in July 2004. From December 2001 to July 2004, Mr. Samec served as Vice President Quality Operations and Services for Business Objects, SA, a French provider of business management solutions, and from October 2000 until the present he has also been a partner with Accore Inc., a U.S. management consulting and services company that he helped form. From 1998 to 2000, Mr. Samec was Chief Information Officer at Ventro Corporation, a company that built and managed an electronic marketplace for pharmaceutical and drug development companies. Prior to joining Ventro, Mr. Samec had been Senior Vice President, Retail Technology, at Charles Schwab and Co., Inc. and had been Vice President of Engineering at Quintus Corporation and Petrovision, Inc., the latter having been founded by Mr. Samec in 1990. Mr. Samec received a general engineering degree from the Ecoles des Mines de Paris, France and M.S. and Ph.D. degrees in Geophysics from Stanford University.

Patricia L. Zuccotti has served as Senior Vice President, Chief Accounting Officer and Controller of Expedia since October 2005. Prior to joining Expedia, Ms. Zuccotti was employed by Deloitte & Touche LLP, a professional services firm, for 22 years, serving most recently as Director, Enterprise Risk Services, from June 2003 to October 2005 and as Director, Audit, from June 1993 to June 2003. Ms. Zuccotti received her B.A. from Trinity College and her M.B.A. from the University of Washington. She is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes Expedia’s executive compensation program as it relates to the following “named executive officers”:

Barry Diller	Chairman/Senior Executive
Dara Khosrowshahi	Chief Executive Officer
Michael B. Adler	Executive Vice President and Chief Financial Officer
Dhiren R. Fonseca	Co-President, Partner Services Group
Gary M. Fritz	Co-President, Partner Services Group
Burke F. Norton	Executive Vice President, General Counsel and Secretary

Expedia has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of the Company’s named executive officers.

From August 8, 2003 until the Spin-Off of Expedia from IAC on August 9, 2005, the travel-related companies that became Expedia were subsidiaries of IAC. As a result, compensation policies and equity grants made during that period reflect the compensation programs established by the Compensation Committee of the IAC Board of Directors. Certain employment matters relating to Expedia’s named executive officers are governed by the Employee Matters Agreement entered into between IAC and Expedia in connection with the Spin-Off.

Roles of the Compensation Committee and Section 16 Committee

The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee currently consists of Messrs. Dolgen, Fitzgerald and Kern. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see below). Mr. Dolgen is the chairman of the Compensation Committee.

The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Section 16 Committee currently consists of Messrs. Dolgen and Kern. The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to named executive officers. Mr. Dolgen is also the chairman of the Section 16 Committee.

For the purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

Role of Executive Officers

Expedia management participates in reviewing and refining Expedia’s executive compensation program. Mr. Khosrowshahi, Expedia’s Chief Executive Officer, annually reviews the performance of the Company and each named executive officer with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards for each named executive officer, other than in connection with compensation for himself and Mr. Diller, the Company’s Chairman/Senior Executive. The Chief Executive Officer and the Compensation Committees discuss each recommendation. Based in part on these recommendations and other considerations discussed below, the Compensation Committees review and approve the annual compensation package of each named executive officer.

Role of Compensation Consultants

In 2008, management engaged Radford Surveys + Consulting (“Radford”) to provide information and advice in connection with a review of the Company’s equity compensation program design. Following the review, the Compensation Committees approved the use of stock options as the Company’s primary equity vehicle in early 2009. A more detailed description of the equity plan design review is included below. In 2009, management engaged Compensia, Inc. (“Compensia”) to conduct an independent review of the Company’s compensation peer group. A more detailed description of the compensation peer group review is included below. The Company also regularly uses survey or other data from a number of compensation consulting firms.

Compensation Program Objectives

Expedia’s executive compensation program is designed to attract, motivate and retain highly skilled executives with the business experience and acumen that management and the Compensation Committees believe are necessary for achievement of the Company’s long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of the Company’s stockholders. Management and the Compensation Committees evaluate both performance and compensation levels to ensure that the Company maintains its ability to attract and retain outstanding employees in executive positions and that the compensation provided to these executives remains competitive with the compensation paid to similarly situated executives at comparable companies. To that end, management and the Compensation Committees believe executive compensation packages provided by the Company to the named executive officers should include both cash and equity-based compensation.

Compensation Program Elements

General

The primary elements of the executive compensation program are base salary, cash bonus and equity compensation. The Compensation Committees review these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level. Management and the Compensation Committees have therefore avoided adopting strict formulas and have relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case-by-case basis, taking into account all relevant factors.

Following recommendations from management, the Compensation Committees may also adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of a named executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives at comparable companies. Base salary is typically reviewed annually, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions,

•	individual performance of the executive,

•	the executive’s responsibilities, prior experience, and individual compensation history, including any additional compensation such as signing bonuses or relocation benefits,

•	the terms of the executive’s employment agreement, if any,

•	general economic conditions,

•	competitive compensation market data, when available, and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

In March 2009, based on management’s recommendations, the Compensation Committee did not increase the base salaries of Messrs. Diller, Khosrowshahi, Adler or Norton.

Effective March 20, 2009, Messrs. Fonseca and Fritz were appointed to serve as Co-Presidents of the Partner Services Group, at which time they became executive officers of the Company. Prior to their becoming executive officers, the Company had entered into an employment agreement with each of Messrs. Fonseca and Fritz, pursuant to which their annual base salary was increased from $315,000 to $375,000 for the remainder of 2009 and to $400,000 effective as of January 1, 2010. Management’s recommendations regarding the base salary increases for Messrs. Fonseca and Fritz took into account their increased responsibilities and the compensation of executives in similar positions at comparable companies. In May 2009, in connection with the upcoming expiration of employment agreements with Messrs. Adler and Norton and based on management’s recommendation, which was made in light of their performance, their base salaries having remained unchanged since their initial appointment in 2006 and the compensation of executives in similar positions at comparable companies, the Compensation Committees approved the terms of amended and restated employment agreements for Messrs. Adler and Norton, pursuant to which Mr. Adler’s base salary was increased from $375,000 to $450,000 and Mr. Norton’s base salary was increased from $375,000 to $425,000, each effective as of January 1, 2010. No named executive officer received an increase to base salary in connection with the 2010 annual review.

Cash Bonuses

Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. In 2009, each named executive officer, other than the Chairman/Senior Executive and the Chief Executive Officer, had a target cash bonus based on a percentage of the executive’s base salary earnings for the year. These targets ranged from 60% to 75% of base salary. Bonus targets for executive officers are generally established by the Compensation Committee, based on the recommendations of management, at the time of the executive’s hire or promotion and are reviewed each year by the Chief Executive Officer with the approval of the Chairman/Senior Executive and the Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executives upon hire. The Company utilizes new hire bonuses to help attract highly skilled executives to Expedia and to offset an executive’s loss of incentive compensation from a prior employer.

In March 2010, management recommended bonuses with respect to calendar year 2009 for each of the named executive officers after taking into account a variety of factors, including:

•	the Company’s business and financial performance, including year-over-year performance,

•	the executive’s target cash bonus percentage, if any,

•	the executive’s individual performance,

•	the overall funding of the cash bonus pool,

•	amount of bonus relative to other Company executives,

•	general economic conditions,

•	competitive compensation market data, when available, and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

Based on the Compensation Committees’ consideration of these factors, cash bonuses awarded to the named executive officers for 2009 were significantly higher than the bonuses awarded for 2008. Cash bonuses for 2008 had reflected the generally negative economic conditions and the Company’s 2008 financial performance. For the 2009 cash bonuses awarded to the named executive officers, the Compensation Committees gave particular consideration to the Company’s strong financial performance during 2009 in difficult economic conditions; the Chief Executive Officer’s recommendations for Messrs. Adler, Fonseca, Fritz and Norton, which reflected their individual performance during 2009; and for the Chief Executive Officer, his contribution to the Company’s significant year-over-year growth in key financial and operating metrics and his role in directing acquisitions and Company-restructuring efforts. The cash bonuses awarded to the named executive officers for 2009 were subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which were satisfied. These performance goals were designed to permit the Company to deduct all named executive officer compensation for 2009 in accordance with Section 162(m) of the Internal Revenue Code. A description of the Section 162(m) performance goals is included in the section below titled “Tax Matters.”

These cash bonuses are reflected in the “Bonus” column of the table below titled “2009 Summary Compensation Table.”

Equity Compensation

Equity compensation is designed to align executive compensation with long-term Company performance. Equity compensation awards link compensation to financial performance because the value of equity awards depends on the Company’s share price. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.

Prior to March 2009, Expedia had utilized RSUs as its principal form of equity compensation. During 2008 and early 2009, management, with assistance from Radford and in consultation with the Compensation Committees, conducted a review of the Company’s equity compensation program and practices in light of the Company’s overall compensation program objectives.

After taking into account a number of factors, including the different incentives provided by various equity vehicles, equity dilution rates, the Company’s equity compensation as a percentage of the Company’s operating income before amortization (“OIBA”) and the competitive practices of peer companies, management recommended that the Company utilize stock options rather than RSUs as the Company’s primary equity compensation vehicle for awards in 2009. Management’s recommendation was based on the conclusion that stock options represented a more suitable primary equity vehicle for the Company at that time, as the value of an option award is determined solely by share price growth and the option holder obtains value only when the stock price of the Company increases from the price on the grant date. Management also noted that stock options are frequently used by other high-tech companies, the Company’s key competitors and the Company’s peer companies. In March 2009, based on management’s recommendation, the Compensation Committees approved awards of stock options as the Company’s primary equity compensation vehicle.

Equity awards are typically granted to executive officers upon hire or promotion and annually thereafter. Except where otherwise noted, management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committees make these awards is generally scheduled several months in advance and is generally timed to occur after the public disclosure of the Company’s prior year financial statements.

The Compensation Committees review various factors considered by management when it establishes the Company-wide equity grant pool, including:

•	the Company’s business and financial performance, including year-over-year performance,

•	dilution rates, taking into account projected headcount growth and employee turnover,

•	non-cash compensation as a percentage of operating income before amortization,

•	equity compensation utilization by peer companies,

•	general economic conditions, and

•	competitive compensation market data regarding award values.

For specific grants to named executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors, including:

•	individual performance and future potential of the executive,

•	the overall size of the equity grant pool,

•	award value relative to other Company executives,

•	the value of previous grants and amount of outstanding unvested equity awards,

•	competitive compensation market data, to the degree that the available data is comparable, and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

After review and consideration of management’s recommendations, the Section 16 Committee decides whether to approve the grants of equity compensation to executive officers.

In March 2009, each of the named executive officers was awarded (i) a stock option that vests in equal installments on the first four anniversaries of the grant date (a “Standard Award”) and (ii) a stock option that vests in full on the third anniversary of the grant date (a “Cliff-Vest Award”). The exercise price for each Standard Award was equal to the closing price of the Company’s common stock on the date of grant (the “Grant Date Closing Price”), and the exercise price for each Cliff-Vest Award was the Grant Date Closing Price plus 25%. All stock option grants had a seven-year term.

In connection with the annual option awards granted to the Chief Executive Officer, management also reviewed with the Section 16 Committee the Chief Executive Officer’s contribution to the Company’s performance during the prior year, including his contribution to the Company’s significant year-over-year growth in key financial and operating metrics and his role in directing acquisitions and Company-restructuring efforts. In connection with the annual option awards granted to Messrs. Adler, Fonseca, Fritz and Norton, the Chief Executive Officer reviewed with the Section 16 Committee the individual performance of each executive during 2008, as well as the anticipated promotions of Messrs. Fonseca and Fritz. The 2009 stock option grants to the named executive officers are reflected in the table below titled “2009 Grants of Plan-Based Awards.”

Other Compensation

In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•

401(k) Match: Executives who participate in Expedia’s 401(k) Retirement Program are eligible for Company matching contributions (as are all domestic Expedia employees). Expedia matches 50% of each dollar a participant contributes, up to the first 6% of compensation.

•	Relocation: Executives who relocate may receive relocation benefits, which may include tax reimbursement payments for such relocation benefits.

•

Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of certain aircraft, including an aircraft jointly owned by IAC and Expedia and aircraft in which Expedia has purchased a fractional ownership interest. Pursuant to Company policy, Mr. Diller and Mr. Khosrowshahi are encouraged to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits them to travel non-stop and without delay, to remain in contact with the Company while traveling, to change plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller and Mr. Khosrowshahi typically provide services to the Company while traveling in either case. Nonetheless, the incremental cost to the Company of travel for personal purposes is reflected as compensation to each of Mr. Diller and Mr. Khosrowshahi from the Company.

In addition, in connection with the Spin-Off and in light of Mr. Diller’s senior role at both companies, Expedia and IAC agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr.  Diller personally. Currently, Expedia and IAC cover 35% and 65% of these costs, respectively.

The Role of Peer Groups, Surveys and Benchmarking

Management considers multiple data sources when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information in connection with its recommendations to the Compensation Committees regarding compensation for named executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•

Data regarding compensation for certain executive officer positions (e.g., chief executive officer and chief financial officer) from recent proxy statements and other SEC filings of peer companies, which include:

•	direct industry competitors, and

•	non-industry companies with which Expedia commonly competes for talent (including both regional and national competitors).

For purposes of establishing its compensation peer group for 2009, management recommended to, and reviewed with, the Compensation Committees companies in technology, travel and/or e-commerce businesses with which Expedia competes for talent at both the executive and employee levels. The companies constituting the compensation peer group for 2009 (the “2009 Peer Group Companies”) were:

Activision Blizzard, Inc.	Microsoft Corp.
Adobe Systems Incorporated	Monster Worldwide, Inc.
Alaska Air Group Inc.	Orbitz Worldwide, Inc.
Amazon.com, Inc.	priceline.com Incorporated
eBay Inc.	Starbucks Corporation
Intuit Inc.	Starwood Hotels & Resorts Worldwide, Inc.

Of the 2009 Peer Group Companies, only Starbucks Corporation had an executive chairman role comparable to Mr. Diller’s role at Expedia. As a result, management recommended to, and reviewed with, the Compensation Committees, a compensation peer group for Mr. Diller composed of companies with a comparable executive chairman role, including Starbucks Corporation. The companies constituting Mr. Diller’s 2009 compensation peer group were:

Cablevision Systems Corporation	M&T Bank Corporation
CBS Corporation	News Corporation
Fidelity National Information Services, Inc.	Starbucks Corporation
Host Hotels & Resorts, Inc.	TD Ameritrade Holding Corporation
Linear Technology Corporation	Viacom Inc.

In late 2009, management engaged Compensia, an independent compensation consulting firm, to conduct a review of the Company’s compensation peer group. Compensia considered the 2009 Peer Group Companies as well as other companies based on their similarities to Expedia with respect to revenue, industry, location and/or size. For the purposes of establishing the peer group for 2010, the Compensation Committee agreed with management’s proposal, which was based on Compensia’s recommendations, to replace three existing peer group members, Amazon.com, Inc., Microsoft Corporation and Starbucks Corporation, with the seven new peer group members reflected in the table below, as the new companies represented more suitable comparisons in terms of size and business focus. The companies constituting the compensation peer group for 2010 were:

Activision Blizzard, Inc.	Netflix, Inc.*
Adobe Systems Incorporated	Orbitz Worldwide, Inc.
Alaska Air Group Inc.	Paychex, Inc.*
eBay Inc.	priceline.com Incorporated
Equifax Inc.*	Royal Caribbean Cruises Ltd.*
HSN, Inc.*	salesforce.com, inc.*
Intuit Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Monster Worldwide, Inc.	Total System Services, Inc.*

*	New peer group company in 2010.

For Mr. Diller’s 2010 compensation peer group, the Compensation Committee agreed with management’s proposal that TD Ameritrade Holding Corporation be removed because TD Ameritrade no longer had a comparable executive chairman position.

When available, management considers competitive market compensation paid by other peer group companies but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for the named executive officers. Management and the Compensation Committees strive to incorporate flexibility into the compensation programs and the assessment process to respond to and adjust for the evolving business environment and the value delivered by the named executive officers.

Stock Ownership Policy

To further align the interests of Expedia management and Expedia stockholders, the Executive Committee of the Board of Directors adopted a Stock Ownership Policy, effective October 26, 2009. The Stock Ownership Policy specifies a number of shares that the Chief Executive Officer and all executive direct reports of the Chief Executive Officer are expected to accumulate and hold within the later of five years from the date of hire or promotion into an eligible position or September 30, 2014 (the “Ownership Target Date”). The Stock Ownership Policy minimum stockholding requirement is 200,000 shares for Mr. Khosrowshahi, 60,000 shares for each of Messrs. Adler and Norton, and 40,000 shares for each of Messrs. Fonseca and Fritz. Unexercised stock options and unvested RSUs are not counted toward compliance with the minimum stockholding requirement. The Stock Ownership Policy also includes stock retention provisions. Prior to the Ownership Target Date, if eligible executives have not met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested RSUs until they have met their stockholding requirement. Net shares are the shares remaining after payment of the exercise price and/or withholding taxes. If executives subject to the policy have not met their stockholding requirement on the Ownership Target Date, the net-share retention percentage increases to 100% until they have met their stockholding requirement.

Expedia’s Securities Trading Policy prohibits employees, including executive officers, from engaging in short sales with respect to Expedia securities or the purchase, sale or issuance of options or rights relating to Expedia securities.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1 million paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). Expedia endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting Expedia’s compensation objectives. For 2009, the grants of stock options and the payments of annual bonuses were designed to meet the requirements for deductible compensation.

Nonetheless, from time to time certain nondeductible compensation may be paid and the Board of Directors and the Compensation Committees reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m).

For purposes of allowing the Company to deduct all employee compensation in accordance with Section 162(m), the Compensation Committees made all annual bonuses payable to named executive officers in 2009 subject to the satisfaction of either one of the following performance goals:

•

worldwide hotel bookings (room night stayed basis) of the Company on a consolidated basis in any of the three consecutive calendar quarters beginning with the second quarter of 2009 must be equal to or greater than worldwide hotel bookings in the corresponding calendar quarter the year before; or

•

on at least 30 trading days during the period beginning March 3, 2009 through March 1, 2010, the closing price of the Company’s common stock exceeds by at least 5% the closing price of the Company’s common stock on March 2, 2009, taking into account any Share Change or Corporate Transaction (each as defined in the Expedia 2005 Plan).

In general, these performance goals reflect minimally acceptable Company performance, but with respect to which there is substantial uncertainty when established. Based on data provided by management, the Compensation Committee certified that the Section 162(m) goals for 2009 have been satisfied. The Compensation Committee exercises “negative discretion” in setting payouts under the annual incentive plan. By setting a high amount that can then be reduced, the Company is advised by legal counsel that the Company’s annual incentive plan meets the requirements of Section 162(m). As a result, while performance targets are utilized in setting compensation under this plan, ultimately the level of those targets and the Compensation Committee’s use of negative discretion typically result in the award of compensation as if the annual incentive plan were operating as a discretionary plan. Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction of certain airplane-related costs.

Change in Control

Under the Expedia 2005 Plan, certain executive officers (including all the named executive officers) are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia. The Compensation Committees believe that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for these executives to continue to help execute successfully such a transaction from its early stages until closing.

The change in control definition in the Expedia 2005 Plan does not include the acquisition of voting control by Liberty Media Corporation (a “Liberty Change in Control”). However, for a limited number of awards, the Section 16 Committee has approved agreements that provide for acceleration of equity upon a Liberty Change in Control. The definition of change in control in Mr. Khosrowshahi’s 2006 performance grant and Messrs. Adler and Norton’s new-hire grants each include a Liberty Change in Control. Given the nature of Mr. Diller’s voting arrangement with Liberty Media Corporation, a Liberty Change in Control could occur suddenly and without warning. Since Messrs. Khosrowshahi, Adler and Norton are among the executive officers whose employment experience would be likely to change most substantially and immediately in the event of a Liberty Change in Control, providing them with additional protection through acceleration of these grants helps the Company more fully realize the retentive effect of their equity compensation.

For a description and quantification of these change in control benefits, please see the section below titled “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Severance

The Company has entered into employment agreements with certain named executive officers, including Messrs. Khosrowshahi, Adler, Fonseca, Fritz and Norton, pursuant to which, in the event of a qualifying termination:

•

the Company will continue to pay the executive’s base salary through the longer of the end of the term of the executive’s employment agreement and 12 months in the case of Messrs. Khosrowshahi, Adler and Norton and 18 months in the case of Messrs. Fonseca and Fritz (in all cases provided that such payments will be offset by any amount earned from another employer during such time period);

•

in the case of Messrs. Khosrowshahi, Adler and Norton, the Company will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which termination of employment occurs;

•

in the case of Messrs. Fonseca and Fritz, the Company will pay COBRA health insurance coverage, for a period of 18 months (provided that such payments will be offset by any amount earned from another employer during such time period);

•

with the exception of restricted stock units granted pursuant to the Restricted Stock Unit Agreement between Mr. Khosrowshahi and the Company, dated March 7, 2006, as amended, and contingent upon the satisfaction of any applicable performance conditions, all equity held by the named executive officer that otherwise would have vested during the 12-month period following termination of employment, or 18 months in the case of Messrs. Fonseca and Fritz’s 2009 Standard Awards, will accelerate (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually, except for Messrs. Fonseca and Fritz’s 2009 Cliff-Vest Awards, which shall be treated as though such awards vested monthly); and

•

Messrs. Khosrowshahi, Adler and Norton will have 18 months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

These arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.

Not all the Company’s executive officers have employment agreements or award agreements that provide benefits in the event their employment with Expedia is terminated. In these cases, based on the recommendation of management, the Compensation Committees have determined that it is in the best interests of the Company to retain the flexibility to determine such benefits on a case-by-case basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 proxy statement. This report is provided by the following directors:

Members of the Compensation Committee:

Jonathan L. Dolgen (Chairman)

William R. Fitzgerald

Peter M. Kern

Members of the Section 16 Committee:

Jonathan L. Dolgen (Chairman)

Peter M. Kern

EXECUTIVE COMPENSATION

2009 Summary Compensation Table

The table below sets forth certain information regarding the compensation that Expedia’s Chief Executive Officer, Chief Financial Officer and four other most highly compensated officers earned during the fiscal year ended December 31, 2009 and during the two prior years if the executive was a named executive officer for the prior years. We have also provided supplementary information in footnote 1 below regarding Victor A. Kaufman, Expedia’s Vice Chairman.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Barry Diller	2009	$465,000	$2,000,000	$0	$1,305,924	$731,779	$4,502,703
Chairman and Senior Executive	2008	465,000	625,000	2,499,979	0	799,065	4,389,044
	2007	465,000	1,250,000	1,999,990	0	554,698	4,269,688

Dara Khosrowshahi	2009	1,000,000	2,250,000	0	1,337,366	256,330	4,843,696
Chief Executive Officer	2008	1,000,000	1,250,000	4,999,982	0	113,304	7,363,286
	2007	1,000,000	2,500,000	4,437,990	0	89,665	8,027,655

Michael B. Adler	2009	375,000	375,000	0	1,012,939	12,976	$1,775,915
Executive Vice President and Chief Financial Officer	2008	375,000	245,000	949,986	0	6,308	1,576,294
	2007	375,000	400,000	849,990	0	26,865	1,651,855

Dhiren R. Fonseca	2009	356,538	329,550	0	919,756	12,037	1,617,881
Co-President, Partner Services Group

Gary M. Fritz	2009	356,538	300,000	0	919,756	7,350	1,583,644
Co-President, Partner Services Group

Burke F. Norton	2009	375,000	375,000	0	813,055	600	1,563,655
Executive Vice President and General Counsel	2008	375,000	220,000	799,978	0	0	1,394,978
	2007	375,000	400,000	399,985	0	2,163	1,177,148

(1)	The aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of equity awards granted to Mr. Kaufman during 2007, 2008 and 2009 was $1,499,965, $816,486 and $613,171, respectively. Mr. Kaufman did not receive a salary or a cash bonus from the Company for 2007, 2008 or 2009.

(2)	Reflects base salary earned during 2009. See the section above titled “Compensation Discussion and Analysis — Compensation Program Elements — Base Salary” for a description of changes to annual base salaries during 2009.

(3)	Bonus amounts for 2009 reflect annual cash bonuses that were paid in 2010, for performance in 2009, pursuant to the 2009 Cash Bonus Plan for senior executive employees of the Company approved by the Compensation Committee on March 2, 2009 (the “2009 Cash Bonus Plan”). Pursuant to the 2009 Cash Bonus Plan, each named executive officer was eligible to receive a cash bonus, subject to (i) the achievement of performance goals relating either to stock price performance or worldwide hotel bookings and (ii) a $10 million maximum amount that was intended to preserve flexibility under Section 162(m) of the Internal Revenue Codeto ensure deductibility of any bonus that the Compensation Committee determined appropriate. See the section above titled “Compensation Discussion and Analysis — Compensation Program Elements — Cash Bonuses” for a description of the 2009 Cash Bonus Plan and “Compensation Discussion and Analysis — Tax Matters” for a description of the Section 162(m) provisions. Having previously certified that the relevant performance criteria had been met, the Compensation Committees approved cash bonus awards pursuant to the 2009 Cash Bonus Plan to each of the named executive officers on February 23, 2010. The bonus amount for Mr. Fonseca also reflects a 20-year service award of $4,550.

(4)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. Amounts reported in these columns differ from amounts reported in previous years’ proxy statements to conform to new SEC rules requiring companies to report the aggregate grant date fair value of equity awards granted during the year, instead of the amount of compensation expense recognized for the year with respect to all of an executive’s equity awards. Stock awards consist of restricted stock units valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the day immediately preceding the grant date. Stock option awards are valued at the date of grant using the Black-Scholes pricing model, assuming no dividends. The Black-Scholes model incorporates various assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. The expected term is based on our historical experience and on the terms and conditions of the stock option awards granted to employees. The expected term (and related risk-free interest rate) for Mr. Diller is based on his historical practice of holding Expedia stock options until expiration. The following are the assumptions used in the Black-Scholes option pricing model for awards to the named executive officers for the year ended December 31, 2009:

	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)
Barry Diller	7.00	2.27	49.92
All other named executive officers	4.64	1.73	49.92

(5)	See the table below for additional information regarding certain components of amounts reflected in the “All Other Compensation” column above.

2009 All Other Compensation

	Barry Diller	Dara Khosrowshahi	Michael B. Adler	Dhiren R. Fonseca	Gary M. Fritz	Burke F. Norton
Personal Use of Corporate Aircraft(a)	$704,262	$248,380	$0	$0	$0	$0
Miscellaneous(b)	27,517	0	0	0	0	0
401(k) Company Match(c)	0	7,350	6,808	7,350	7,350	0

(a)	Reflects the incremental cost to Expedia for personal use of an aircraft owned 50% by each of Expedia and IAC (the “Company Aircraft”). In 2009, the incremental cost to Expedia for Messrs. Diller and Khosrowshahi’s personal use of the Company Aircraft is based on the average variable operating cost to Expedia. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours the Company Aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (including flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the Company Aircraft, insurance, scheduled maintenance and non-trip-related hangar expenses. In 2009, each of Mr. Diller and Mr. Khosrowshahi occasionally had family members or other guests accompany him on personal trips, at no incremental cost to the Company. See the section above titled “Compensation Discussion and Analysis — Compensation Program Elements — Other Compensation” for a description of the Company’s policy regarding the personal use of Company aircraft by Messrs. Diller and Khosrowshahi.

(b)

In connection with the Spin-Off, Expedia and IAC agreed, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources for the benefit of both companies, that certain expenses associated with such usage would be shared between Expedia and IAC. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. For 2009, Expedia and IAC covered 35% and 65% of these costs, respectively.

(c)	Represents matching contributions of Expedia under the Expedia 401(k) Retirement Savings Plan (the “Expedia 401(k) Plan”). Under the Expedia 401(k) Plan as in effect through December 31, 2009, Expedia matches $0.50 for each dollar a participant contributes, up to the first 6% of compensation, subject to limits imposed by the Internal Revenue Code.

2009 Grants of Plan-Based Awards

On March 2, 2009, the Section 16 Committee approved stock option awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)		Exercise Price or Base Price of Option Awards ($/Sh)		Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Option Awards ($)(2)
Barry Diller	03/02/2009	200,000	(3)	$7.36		$7.36	$781,943
	03/02/2009	150,000	(4)	9.20	(5)	7.36	523,981
Dara Khosrowshahi	03/02/2009	250,000	(3)	7.36		7.36	796,654
	03/02/2009	200,000	(4)	9.20	(5)	7.36	540,712
Michael B. Adler	03/02/2009	250,000	(3)	7.36		7.36	796,654
	03/02/2009	80,000	(4)	9.20	(5)	7.36	216,285
Dhiren R. Fonseca	03/02/2009	225,000	(3)	7.36		7.36	716,989
	03/02/2009	75,000	(4)	9.20	(5)	7.36	202,767
Gary M. Fritz	03/02/2009	225,000	(3)	7.36		7.36	716,989
	03/02/2009	75,000	(4)	9.20	(5)	7.36	202,767
Burke F. Norton	03/02/2009	200,000	(3)	7.36		7.36	637,323
	03/02/2009	65,000	(4)	9.20	(5)	7.36	175,731

(1)	All options have a seven-year term.

(2)	Reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology and the assumptions described in footnote 4 to the table above titled “2009 Summary Compensation Table.” These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers.

(3)	Vest in four equal installments commencing on the first anniversary of the grant date.

(4)	Vest in full on March 2, 2012, the third anniversary of the grant date.

(5)	Represents 125% of the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of grant.

On the same date, the Section 16 Committee also granted to Mr. Kaufman (i) options to purchase 150,000 shares of the Company’s common stock that vest in four equal installments commencing on the first anniversary of the grant date, have an exercise price of $7.36 and have a grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology, of $477,993; and (ii) options to purchase 50,000 shares of the Company’s common stock that vest in full on March 2, 2012, the third anniversary of the grant date, have an exercise price of $9.20 and have a grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology, of $135,178.

See the section above titled “Compensation Discussion and Analysis — Compensation Program Elements — Equity Compensation” for a further description of the Company’s equity compensation program.

2010 Grants of Plan-Based Awards

On February 23, 2010, the Section 16 Committee approved stock option awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Option Awards ($)(2)
Barry Diller	02/23/2010	200,000	$22.42	$22.42	$2,210,516
Dara Khosrowshahi	02/23/2010	300,000	22.42	22.42	2,763,610
Michael B. Adler	02/23/2010	110,000	22.42	22.42	1,013,324
Dhiren R. Fonseca	02/23/2010	80,000	22.42	22.42	736,963
Gary M. Fritz	02/23/2010	80,000	22.42	22.42	736,963
Burke F. Norton	02/23/2010	125,000	22.42	22.42	1,151,504

(1)	All options have a seven-year term and vest in four equal installments commencing on the first anniversary of the grant date.

(2)	Reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. The following are the assumptions used in the Black-Scholes option pricing model for awards to the named executive officers on February 23, 2010:

	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Barry Diller	7.00	2.88	51.79	1.25
All other named executive officers	4.64	2.18	51.79	1.25

On the same date, the Section 16 Committee also granted to Mr. Kaufman options to purchase 150,000 shares of the Company’s common stock that vest in four equal installments commencing on the first anniversary of the grant date, have an exercise price of $22.42 and have a grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology, of $1,381,805.

Outstanding Equity Awards at 2009 Year-End

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2009. The market value of the RSUs is based on the closing price of Expedia common stock on the NASDAQ Stock Market on December 31, 2009, the last trading day of the year, which was $25.73.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Barry Diller	06/07/2005	0	1,400,000	(2)	$38.35	06/07/2015	—		$—	—		$—
	06/07/2005	0	2,400,000	(2)	28.49	06/07/2015	—		—	—		—
	03/02/2009	0	200,000	(3)	7.36	03/02/2016	—		—	—		—
	03/02/2009	0	150,000	(4)	9.20	03/02/2016	—		—	—		—
	02/27/2007	—	—		—	—	55,274	(5)	1,422,200	—		—
	02/28/2008	—	—		—	—	82,542	(6)	2,123,806	—		—

Dara Khosrowshahi	02/24/2000	5,001	0		5.94	02/24/2010	—		—	—		—
	03/02/2000	25,000	0		18.40	03/02/2010	—		—	—		—
	05/10/2000	7,500	0		19.29	05/10/2010	—		—	—		—
	07/24/2000	150,000	0		22.18	07/24/2010	—		—	—		—
	12/18/2000	125,000	0		16.57	12/18/2010	—		—	—		—
	04/25/2001	41,666	0		20.06	04/25/2011	—		—	—		—
	12/16/2001	164,027	0		21.19	12/16/2011	—		—	—		—
	03/02/2009	0	250,000	(3)	7.36	03/02/2016	—		—	—		—
	03/02/2009	0	200,000	(4)	9.20	03/02/2016	—		—	—		—
	02/10/2005	—	—		—	—	18,836	(7)	484,650	0		0
	03/07/2006	—	—		—	—	0		0	800,000	(8)	20,584,000
	02/27/2007	—	—		—	—	55,274	(9)	1,422,200	0		0
	06/06/2007	—	—		—	—	60,000	(10)	1,543,800	0		0
	02/28/2008	—	—		—	—	165,084	(11)	4,247,611	0		0

Michael B. Adler	03/02/2009	0	250,000	(3)	7.36	03/02/2016	—		—	—		—
	03/02/2009	0	80,000	(4)	9.20	03/02/2016	—		—	—		—
	05/16/2006	—	—		—	—	33,933	(12)	873,096	0		0
	05/16/2006	—	—		—	—	21,208	(12)	545,682	0		0
	02/27/2007	—	—		—	—	23,492	(13)	604,449	0		0
	02/28/2008	—	—		—	—	31,366	(14)	807,047	0		0

Dhiren R. Fonseca	03/02/2009	0	225,000	(3)	7.36	03/02/2016	—		—	—		—
	03/02/2009	0	75,000	(4)	9.20	03/02/2016	—		—	—		—
	02/10/2005	—	—		—	—	1,225	(15)	31,519	0		0
	02/28/2006	—	—		—	—	3,076	(16)	79,145	0		0
	02/28/2006	—	—		—	—	25,627	(17)	659,383	0		0
	07/07/2006	—	—		—	—	13,578	(18)	349,362	0		0
	02/27/2007	—	—		—	—	15,200	(19)	391,096	0		0
	02/28/2008	—	—		—	—	19,810	(20)	509,711	0		0

Gary M. Fritz	03/02/2009	0	225,000	(3)	7.36	03/02/2016	—		—	—		—
	03/02/2009	0	75,000	(4)	9.20	03/02/2016	—		—	—		—
	02/10/2005	—	—		—	—	1,319	(21)	33,938	0		0
	02/10/2005	—	—		—	—	23,544	(22)	605,787	0		0
	02/28/2006	—	—		—	—	3,076	(16)	79,145	0		0
	07/07/2006	—	—		—	—	13,578	(18)	349,362	0		0
	02/27/2007	—	—		—	—	15,200	(19)	391,096	0		0
	02/28/2008	—	—		—	—	19,810	(20)	509,711	0		0

Burke F. Norton	03/02/2009	0	200,000	(3)	7.36	03/02/2016	—		—	—		—
	03/02/2009	0	65,000	(4)	9.20	03/02/2016	—		—	—		—
	10/25/2006	—	—		—	—	15,559	(12)	400,333	0		0
	10/25/2006	—	—		—	—	31,117	(12)	800,640	0		0
	02/27/2007	—	—		—	—	11,055	(23)	284,445	0		0
	02/28/2008	—	—		—	—	26,413	(24)	679,606	0		0

(1)	Represents the date on which the original grant was approved by the applicable compensation committee. All awards with a grant date prior to the effective date of the Spin-Off, August 9, 2005, were granted by IAC and were converted into Expedia equity awards upon effectiveness of the Spin-Off.

(2)	Options vest in full on June 7, 2010, the fifth anniversary of the grant date. A description of other material terms is included in the section below titled “Potential Payments Upon Termination or Change in Control — Barry Diller.”

(3)	Options vest in four equal installments commencing on the first anniversary of the grant date.

(4)	Options vest in full on March, 2, 2012, the third anniversary of the grant date.

(5)	Of these RSUs, 18,424 vested on February 27, 2010. The remaining RSUs vest as follows: 18,425 on February 27 in each of 2011 and 2012.

(6)	Of these RSUs, 20,635 vested on February 28, 2010. The remaining RSUs vest as follows: 20,636 on February 28, 2011; 20,635 on February 28, 2012; and 20,636 on February 28, 2013.

(7)	All 18,836 RSUs vested on February 10, 2010, the fifth anniversary of the grant date.

(8)	The vesting provisions of this award are described in the section below titled “Potential Payments Upon Termination or Change in Control — Dara Khosrowshahi — 2006 RSU Award.” 160,000 of these RSUs are beneficially owned by Mr. Khosrowshahi’s former spouse.

(9)	Of these RSUs, 18,424 vested on February 27, 2010. The remaining RSUs vest as follows: 18,425 on February 27 in each of 2011 and 2012.

(10)	Of these RSUs, 20,000 will vest on June 6 in each of 2010, 2011 and 2012.

(11)	Of these RSUs, 41,271 vested on February 28, 2010. The remaining RSUs vest as follows: 41,271 on February 28 in each of 2011, 2012 and 2013.

(12)	The vesting provisions of these awards are described in the section below titled “Potential Payments Upon Termination or Change in Control — Michael B. Adler, Dhiren R. Fonseca, Gary M. Fritz and Burke F. Norton — 2006 RSU Awards.”

(13)	Of these RSUs, 7,831 vested on February 27, 2010. The remaining RSUs vest as follows: 7,830 on February 27, 2011 and 7,831 on February 27, 2012.

(14)	Of these RSUs, 7,841 vested on February 28, 2010. The remaining RSUs vest as follows: 7,842 on February 28, 2011; 7,841 on February 28, 2012; and an additional 7,842 on February 28, 2013.

(15)	All 1,225 RSUs vested on February 10, 2010, the fifth anniversary of the grant date.

(16)	Of these RSUs, 1,538 vested on February 28, 2010. The remaining 1,538 RSUs will vest on February 28, 2011.

(17)	All 25,627 RSUs will vest in full on February 28, 2011, the fifth anniversary of the grant date.

(18)	Of these RSUs, 6,789 will vest on July 7 in each of 2010 and 2011.

(19)	Of these RSUs, 5,066 vested on February 27, 2010. The remaining RSUs vest as follows: 5,067 on February 27 in each of 2011 and 2012.

(20)	Of these RSUs, 4,952 vested on February 28, 2010. The remaining RSUs vest as follows: 4,953 on February 28, 2011; 4,952 on February 28, 2012; and 4,953 on February 28, 2013.

(21)	All 1,319 RSUs vested on February 10, 2010, the fifth anniversary of the grant date.

(22)	All 23,544 RSUs vested on February 10, 2010, the fifth anniversary of the grant date.

(23)	Of these RSUs, 3,685 vested on February 27, 2010. The remaining RSUs vest as follows: 3,685 on February 27 in each of 2011 and 2012.

(24)	Of these RSUs, 6,603 vested on February 28, 2010. The remaining RSUs vest as follows: 6,603 on February 28 in each of 2011 and 2012 and 6,604 on February 28, 2013.

2009 Option Exercises and Stock Vested

The following table provides information regarding options exercised by and restricted stock unit awards vested for the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Barry Diller	0	$0	39,060	$298,721
Dara Khosrowshahi	30,002	335,343	116,393	1,109,723
Michael B. Adler	0	0	43,242	518,792
Dhiren R. Fonseca	0	0	20,306	199,863
Gary M. Fritz	0	0	19,663	193,891
Burke F. Norton	0	0	25,847	490,592

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)	Represents the value of exercised options calculated by multiplying (i) the number of shares of Expedia’s common stock to which the exercise of the option related by (ii) the difference between the market price of Expedia’s common stock at exercise and the exercise price of the options.

(3)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.

(4)	Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Expedia common stock on the NASDAQ Stock Market on the vesting date or if the vesting occurred on a day on which the NASDAQ Stock Market was closed for trading, the next trading day.

Potential Payments Upon Termination or Change in Control

Certain of our compensation plans, award agreements and employment agreements entitle some of the named executive officers to accelerated vesting of equity awards or severance payments in the event of a change in control of Expedia and/or upon the termination or material adverse modification of the executive’s employment with Expedia under specified circumstances. These plans and agreements are described below as they apply to each named executive officer.

Barry Diller

2009 Stock Option Awards.    Mr. Diller was granted two types of stock option awards under the Expedia 2005 Plan in March 2009. One stock option award featured a cliff vesting schedule where the stock option award will vest in its entirety on the third anniversary of the date of grant (the “Cliff Vesting Stock Option Award”). The other stock option award featured incremental vesting whereby 25% of the stock option award will vest and become exercisable on each anniversary of the date of grant over four years (the “Incremental Vesting Stock Option Award”). Pursuant to the Expedia 2005 Plan, in the event of a change in control, the stock options held by officers of the Company (and not the Company’s subsidiaries) with a title of Senior Vice President or above, which includes Mr. Diller, as of immediately prior to the change in control, will become fully vested and exercisable. The Expedia 2005 Plan defines a “change in control” as follows: a “change in control” occurs if: (i) another party, other than Mr. Diller, Liberty Media Corporation or their respective affiliates, becomes the beneficial owner of at least 50% of the Company’s outstanding voting stock, with certain exceptions; (ii) there is a change in the majority of the Company’s Board not endorsed by the requisite number of incumbent board members; (iii) the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of the Company’s assets or the purchase of assets or stock of another entity (“Business Combination”), unless the beneficial stockholders of the Company immediately following such Business Combination retain more than 50% of the outstanding voting stock of the entity resulting from the Business Combination in substantially the same proportions as their ownership of voting stock immediately prior to such Business Combination, and at least a majority of the members of the board of directors of the entity resulting from the Business Combination were incumbent directors of the Company’s Board at the time of the initial agreement or Board action providing for such Business Combination; or (iv) the Company’s stockholders approve the complete liquidation or dissolution of the Company.

2007 and 2008 RSU Awards.    Mr. Diller was granted RSU awards under the Expedia 2005 Plan in both February 2007 and February 2008 with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2009, 137,816 of these RSUs remained unvested. Pursuant to the Expedia 2005 Plan, in the event of a change in control of Expedia, the RSUs held by officers of the Company (and not the Company’s subsidiaries) with a title of Senior Vice President or above, which includes Mr. Diller, as of the time of the change in control, will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such RSUs will be settled in cash or shares of Expedia common stock as promptly as practicable. Mr. Diller’s awards were contingent on the satisfaction of certain performance goals, which have subsequently been satisfied.

2005 Stock Option Agreement.    On June 7, 2005, IAC/InterActive Corp, pursuant to the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan (the “IAC 2005 Plan”) granted Mr. Diller options to purchase 4,800,000 shares of IAC common stock at an exercise price of $32.03, representing 130% of the closing price on the NASDAQ Stock Market of IAC common stock on June 7, 2005, and options to purchase 2,800,000 shares of IAC common stock at an exercise price of $43.12, representing 175% of the closing price of IAC common stock on the NASDAQ Stock Market on June 7, 2005. Upon completion of the Spin-Off, Mr. Diller’s awards were adjusted to grant an option to purchase 2,400,000 shares of Expedia common stock at $28.49 per share and an option to purchase 1,400,000 shares of Expedia common stock at $38.35 per share. The stock option agreement provides that following completion of the Spin-Off, the satisfaction of conditions to vesting of Mr. Diller’s options to purchase shares of Expedia common stock is determined based on Mr. Diller’s employment with Expedia.

The options have a ten-year term and vest in full on the fifth anniversary of the grant date, subject to continued employment. Upon a termination of Mr. Diller’s employment for death, disability, by Expedia without cause or by Mr. Diller for good reason, the options will vest pro rata at 20% per year of completed service from the date of grant to the date of termination. The stock option agreement provides that upon a change in control, 20% of the options will automatically vest, with an additional 20% vesting for each completed year of service following the grant date.

The stock option agreement defines a “change in control” by reference to the IAC 2005 Plan, which is substantially the same as the definition under the Expedia 2005 Plan described above. However, notwithstanding the provisions of the IAC 2005 Plan, no change in control will occur for purposes of the stock option agreement so long as Mr. Diller has sufficient voting power with respect to Expedia such that he effectively controls the election of a majority of members of Expedia’s Board of Directors.

“Good reason” is defined in the agreement to mean any of the following actions without Mr. Diller’s consent: (i) a reduction in his rate of annual base salary, (ii) a relocation of his principal place of business more than 35 miles from New York City, or (iii) a material and demonstrable adverse change in the nature and scope of his duties.

“Cause” is defined by reference to the IAC 2005 Plan, as follows: (i) the willful or gross neglect by a participant of his employment duties, (ii) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a participant, (iii) a material breach of the participant’s fiduciary duty owed to the Company or any of its subsidiaries, or (iv) a material breach by a participant of any nondisclosure, nonsolicitation or noncompetition obligation owed to the Company.

Dara Khosrowshahi

Khosrowshahi Employment Agreement.    Expedia entered into an employment agreement with Mr. Khosrowshahi (the “Khosrowshahi Employment Agreement”), effective as of May 28, 2009, for a term of three years. Pursuant to the Khosrowshahi Employment Agreement, if Mr. Khosrowshahi terminates his employment with the Company for good reason or the Company terminates his employment with the Company without cause, Mr. Khosrowshahi is entitled to receive his base salary through the longer of (i) the completion of the term of the Khosrowshahi Employment Agreement and (ii) 12 months. Further, the Company will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which his termination of employment occurs. With the exception of the RSUs granted pursuant to Mr. Khosrowshahi’s 2006 RSU Award (discussed below), all equity awards held by Mr. Khosrowshahi that otherwise would have vested during the twelve-month period following the termination of his employment with the Company for good reason or the Company’s termination of his employment without cause, will accelerate (provided that (i) equity awards that vest less frequently than annually will be treated as though such awards vested annually and (ii) any award amount that is subject to outstanding performance conditions will vest if an only to the extent such performance conditions are satisfied). Mr. Khosrowshahi will have 18 months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the Khosrowshahi Employment Agreement) or, if earlier, through the scheduled expiration date of the options. Mr. Khosrowshahi is restricted from competing with the Company or soliciting or hiring Company employees during the term of the Khosrowshahi Employment Agreement and for a two-year period following the termination of his employment with the Company.

“Good reason” is defined in the Khosrowshahi Employment Agreement to mean the occurrence of any of the following without the executive’s consent: (i) the Company’s material breach of any material provision of the Khosrowshahi Employment Agreement, (ii) the material reduction in Mr. Khosrowshahi’s title, duties or reporting responsibilities, (iii) a material reduction in Mr. Khosrowshahi’s base salary, or (iv) the relocation of Mr. Khosrowshahi’s principal place of employment more than 50 miles outside of the Seattle metropolitan area.

“Cause” is defined under the Khosrowshahi Employment Agreement to mean the Mr. Khosrowshahi’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company or any of its subsidiaries, (iii) material breach of any of the covenants made pursuant to the Khosrowshahi Employment Agreement, (iv) willful or gross neglect of the material duties required by the Khosrowshahi Employment Agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest, subject to certain qualifications.

2009 Stock Option Awards.    Mr. Khosrowshahi was granted a Cliff Vesting Stock Option Award and an Incremental Vesting Stock Option Award under the Expedia 2005 Plan in March 2009. In the event of a change in control of Expedia, these stock option awards will vest as described in the section above titled “Barry Diller — 2009 Stock Option Awards.” In the event Mr. Khosrowshahi terminates his employment with the Company for good reason or the Company terminates his employment with the Company without cause, the stock options will vest as described in the section above titled “Dara Khosrowshahi — Khosrowshahi Employment Agreement.”

2007 and 2008 RSU Awards.    Mr. Khosrowshahi was granted RSU awards under the Expedia 2005 Plan in both 2007 and 2008 with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2009, 280,358 of these RSUs remained unvested. In the event of a change in control of Expedia, these RSUs will vest as described in the section above titled “Barry Diller — 2007 and 2008 RSU Awards.” Mr. Khosrowshahi’s 2007 and 2008 RSU awards were contingent on the satisfaction of certain performance goals, which have subsequently been satisfied. In the event Mr. Khosrowshahi terminates his employment with the Company for good reason or the Company terminates his employment with the Company without cause, the RSUs will vest as described in the section above titled “Dara Khosrowshahi — Khosrowshahi Employment Agreement.”

2006 RSU Award.    On March 7, 2006, the Compensation Committee approved certain compensation arrangements with Mr. Khosrowshahi, including the grant of 800,000 RSUs pursuant to the Expedia 2005 Plan (the “2006 RSU Award”). As of December 31, 2009, all 800,000 of these RSUs remained unvested. Of these RSUs, 75% will vest (the “Initial Vesting”) upon Expedia’s (i) achievement of OIBA of $1.0 billion for a full fiscal year, adjusted as described below (the “OIBA Target”), and (ii) satisfaction of certain other performance goals, which goals have subsequently been satisfied, tied to the Company’s stock price performance or growth in EBITA (collectively with the OIBA Target, the “RSU Performance Goals”). The Initial Vesting shall, at the election of the Company, also be subject to the additional condition that at such time as the Company achieves the RSU Performance Goals, Mr. Khosrowshahi shall agree to remain employed as the Chief Executive Officer of the Company for an additional two years following satisfaction of the RSU Performance Goals on no less favorable terms to Mr. Khosrowshahi than the terms of employment as in effect at the time of such agreement.

If Mr. Khosrowshahi has not voluntarily terminated his employment with Expedia or has not been terminated for cause on the first anniversary of the Initial Vesting, the remaining portion of the RSUs will vest. If Expedia terminates Mr. Khosrowshahi without cause in any year in which Expedia achieves an OIBA target of $900 million, adjusted as described below (the “Modified OIBA Target”), then 75% of the RSUs will vest upon such termination of employment and the remaining RSUs will be forfeited. If there is a change in control of Expedia, then 50% of the outstanding RSUs vest immediately, without regard to the OIBA targets. If within one year of the change in control Mr. Khosrowshahi is terminated without cause or Mr. Khosrowshahi incurs a material adverse modification of his duties, then the remaining RSUs will vest, without regard to the performance targets.

For purposes of calculating the OIBA Target and the Modified OIBA Target, the operating results of all entities acquired by Expedia will also be included, starting with the first full fiscal year after any such acquisitions. In the case of each acquisition, the OIBA Target or Modified OIBA Target will be increased by the amount of OIBA that Expedia expects to achieve in the first full fiscal year following such acquisition, as projected by Expedia at the time of the acquisition. The OIBA Target and the Modified OIBA Target have not yet been met.

For the purposes of the RSU agreement, a “change in control” is defined by reference to the Expedia 2005 Plan, as described in the section above titled “Barry Diller — 2005 Stock Option Agreement.” In addition, the RSU agreement provides that a change in control will include termination of the irrevocable proxy held by Mr. Diller to vote shares of Expedia common stock held by Liberty Media or its affiliates, or the acquisition by Liberty Media or its affiliates, of beneficial ownership of equity securities of Expedia, whereby Liberty Media acquires or assumes more than 35% of the voting power of the then outstanding equity securities of Expedia entitled to vote generally on the election of Expedia’s directors.

Under the RSU agreement, “cause” is defined by reference to the Expedia 2005 Plan and has the same meaning as under the IAC 2005 Plan discussed in the section above titled “Barry Diller — 2005 Stock Option Agreement.”

Spin-Off.    As of December 31, 2009, Mr. Khosrowshahi held 18,836 RSUs originally granted under the USA Interactive Amended and Restated 2000 Stock and Annual Incentive Plan (the “IAC 2000 Plan”). Pursuant to the IAC 2000 Plan, in the event of a change in control, the restrictions applicable to RSUs granted under that plan and held by Mr. Khosrowshahi will lapse and such RSUs will become free of all restrictions and fully vested. Under the IAC 2000 Plan, the definition of a “change in control” has substantially the same meaning as under the Expedia 2005 Plan, described in the section above titled “Barry Diller — 2009 Stock Option Awards.” In the event Mr. Khosrowshahi terminates his employment with the Company for good reason or the Company terminates his employment with the Company without cause, the RSUs will vest as described in the section above titled “Dara Khosrowshahi — Khosrowshahi Employment Agreement.”

Michael B. Adler, Dhiren R. Fonseca, Gary M. Fritz and Burke F. Norton

Employment Agreements.    Expedia has entered into an employment agreement (an “Employment Agreement”) with each of Messrs. Adler, Fonseca, Fritz and Norton. Mr. Adler’s Employment Agreement, as amended, was effective as of May 16, 2009 for a term of three years; Mr. Fonseca’s Employment Agreement, as amended, was effective as of March 16, 2009 for a term of two years; Mr. Fritz’s Employment Agreement, as amended, was effective as of March 16, 2009 for a term of two years; and Mr. Norton’s Employment Agreement, as amended, was effective as of May 28, 2009 for a term of three years. Pursuant to the Employment Agreements, if the executive terminates his employment with the Company for good reason or the Company terminates the executive’s employment with the Company without cause, the executive is entitled to receive base salary through the longer of (i) the completion of the term of the Employment Agreement and (ii) 12 months, or 18 months in the case of Messrs. Fonseca and Fritz. Further, the Company will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which the termination of the executive’s employment occurs. All equity awards held by the executive that otherwise would have vested during the 12-month period, or 18-month period in the case of Messrs. Fonseca and Fritz, following the termination of such executive’s employment with the Company for good reason or the Company’s termination of the executive’s employment with the Company without cause, will accelerate (provided that (i) equity awards that vest less frequently than annually will be treated as though such awards vested annually and (ii) any amount that is subject to outstanding performance conditions will vest if an only to the extent such performance conditions are satisfied). In the case of Messrs. Fonseca and Fritz, in the event the executive terminates his employment with the Company for good reason or the Company terminates the executive’s employment with the Company without cause, the Company will make a cash payment to such executive for each month between the date of termination and the end of the longer of the term of the Employment Agreement or 18 months in an amount equal to the premiums charged to maintain COBRA health insurance for the executive and the executive’s eligible dependents. Messrs. Adler and Norton will have eighteen months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of his Employment Agreement) or, if earlier, through the scheduled expiration date of the options. The executives will be restricted from competing with the Company or soliciting or hiring Company employees during the two-year period (an 18-month period for Messrs. Fonseca and Fritz) following termination of employment with the Company.

Under the Employment Agreements, “good reason” and “cause” have the same meaning as under the Khosrowshahi Employment Agreement described above under the section titled “Dara Khosrowshahi — Khosrowshahi Employment Agreement.”

2009 Stock Option Awards.    In March 2009, Messrs. Adler and Norton were each granted a Cliff Vesting Stock Option Award and an Incremental Vesting Stock Option Award under the Expedia 2005 Plan. In the event of a change in control of Expedia, these stock option awards will vest as described in the section above titled “Barry Diller — 2009 Stock Option Awards.” In the event Mr. Adler or Mr. Norton terminates his employment with the Company for good reason or the Company terminates such executive’s employment without cause, these RSU awards will vest as described in the section above titled “Michael B. Adler, Dhiren R. Fonseca, Gary M. Fritz and Burke F. Norton — Employment Agreements.”

In March 2009, Messrs. Fonseca and Fritz were each granted a Cliff Vesting Stock Option Award and an Incremental Vesting Stock Option Award under the Expedia 2005 Plan. In the event of a change in control of Expedia, these stock option awards will vest as described in the section above titled “Barry Diller — 2009 Stock Option Awards.” In the event Mr. Fonseca or Mr. Fritz terminates his employment with the Company for good reason or the Company terminates such executive’s employment without cause: (i) pursuant to the stock option agreements governing the Cliff Vesting Stock Option Awards, such awards will immediately vest and be exercisable with respect to the number of shares covered by the award multiplied by the fraction of the number of full months since the grant date of the award at the time of termination, divided by 36 months, and (ii) the executive’s Incremental Vesting Stock Option Awards will vest as described in the section above titled “Michael B. Adler, Dhiren R. Fonseca, Gary M. Fritz and Burke F. Norton — Employment Agreements.”

2007 and 2008 RSU Awards.    Messrs. Adler, Fonseca, Fritz and Norton also hold RSUs granted in 2007 and 2008 pursuant to the Expedia 2005 Plan with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2009, 54,858 of the RSUs awarded to Mr. Adler in 2007 and 2008 remained unvested; 35,010 of the RSUs awarded to each of Messrs. Fonseca and Fritz in 2007 and 2008 remained unvested; and 37,468 of the RSUs awarded to Mr. Norton in 2007 and 2008 remained unvested. In the event of a change in control of Expedia, these RSUs will vest as described in the section above titled “Barry Diller — 2007 and 2008 RSU Awards.” In the event Messrs. Adler, Fonseca, Fritz or Norton terminates his employment with the Company for good reason or the Company terminates any such executive’s employment without cause, these RSU awards will vest as described in the section above titled “Michael B. Adler, Dhiren R. Fonseca, Gary M. Fritz and Burke F. Norton — Employment Agreements.”

2006 RSU Awards.    In 2006, Mr. Adler was granted two awards of 84,832 RSUs and 53,020 RSUs (the “Adler RSU Awards”) pursuant to the Expedia 2005 Plan with 20% of the Adler RSU Awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2009, 55,141 of the Adler RSU Awards remained unvested. In 2006, Mr. Norton was granted 62,235 RSUs (the “First Norton RSU Award”) and 31,117 RSUs (the “Second Norton RSU Award” and together with the First Norton RSU Award, the “Norton RSU Awards”) pursuant to the Expedia 2005 Plan, with 25% of the First Norton RSU Award vesting on each anniversary of the award date over a four-year term, and 100% of the Second Norton RSU Award vesting on the fifth anniversary of the award date. As of December 31, 2009, 37,468 RSUs of the Norton RSU Awards remained unvested. In the event Mr. Adler or Mr. Norton terminates his employment with the Company for good reason or the Company terminates the executive’s employment without cause, the Adler RSUs Awards and Norton RSU Awards will vest as described in the section above titled “Michael B. Adler, Dhiren R. Fonseca, Gary M. Fritz and Burke F. Norton — Employment Agreements.” Both awards were contingent on the satisfaction of certain performance goals, which have subsequently been met. The Adler RSU Awards and the Norton RSU Awards vest upon a change in control of Expedia. For this purpose, the term “change in control” is defined by reference to the Expedia 2005 Plan, under which change in control has substantially the same meaning as under the IAC 2005 Plan, as described in the section above titled “Barry Diller — 2005 Stock Option Agreement. In addition, Mr. Adler’s RSUs will vest upon a “Liberty Change in Control,” which is defined as termination of the irrevocable proxy held by Mr. Diller to vote shares of Expedia common stock held by Liberty Media or its affiliates or the acquisition by Liberty Media or its affiliates, of beneficial ownership of equity securities of Expedia, whereby Liberty Media acquires or assumes more than 50% of the voting power of the then outstanding equity securities of Expedia entitled to vote generally on the election of Expedia’s directors. Mr. Norton’s RSUs will vest in full if Mr. Norton terminates his employment with the Company for good reason or the Company terminates his employment without cause at any time during the two-year period following a Liberty Change in Control.

In 2006, Mr. Fonseca was granted 7,688 RSUs (the “First 2006 Fonseca RSU Award”), 33,944 RSUs (the “Second 2006 Fonseca RSU Award”) and 25,627 RSUs (the “Third 2006 Fonseca RSU Award”) pursuant to the Expedia 2005 Plan with 20% of the First 2006 Fonseca RSU Award and the Second 2006 Fonseca RSU Award vesting on each anniversary of the award date over a five-year term and 100% of the Third 2006 Fonseca RSU Award vesting on the fifth anniversary of the grant date. As of December 31, 2009, 3,076 of the First 2006 Fonseca RSU Award, 13,578 RSUs of the Second 2006 Fonseca RSU Award and all 25,627 of the Third Fonseca RSU Award remained unvested. In 2006, Mr. Fritz was granted two awards totaling 41,632 RSUs (the “Fritz 2006 RSU Award”) pursuant to the Expedia 2005 Plan with 20% of the RSU awards vesting on each anniversary date of the award date over a five-year term. As of December 31, 2009, 16,654 RSUs of the Fritz 2006 RSU Award remained unvested. In the event of a change in control of Expedia, these RSUs will be considered to be earned and payable in full and any deferral or other restrictions will lapse, and such RSUs will be settled in cash or shares of Expedia common stock as promptly as practicable. The definition of a “change in control” under the Expedia 2005 Plan is described in the section above titled “Barry Diller — 2009 Stock Option Awards.” In the event Mr. Fonseca or Mr. Fritz terminates his employment with the Company for good reason or the Company terminates such executive’s employment without cause, these RSU awards will vest as described in the section above titled “Michael B. Adler, Dhiren R. Fonseca, Gary M. Fritz and Burke F. Norton — Employment Agreements.”

2005 RSU Awards.    Mr. Fonseca was granted 6,120 RSUs pursuant to the IAC/InterActiveCorp 1997 Stock and Annual Incentive Plan (the “IAC 1997 Plan”) in 2005 with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term. As of December 31, 2009, 1,225 of these RSUs remained unvested. Mr. Fritz was granted one award of 6,591 RSUs (the “First Fritz RSU Award”) with 20% of the RSU awards vesting on each anniversary of the award date over a five-year term and a second award of 23,544 RSUs (the “Second Fritz RSU Award”) with 100% of the RSU awards vesting on the fifth anniversary of the date of grant, both pursuant to the IAC 1997 Plan in 2005. As of December 31, 2009, 1,319 RSUs of the First Fritz RSU Award and all 23,544 RSUs of the Second Fritz RSU Award remained unvested. In the event of a change in control of Expedia, these RSUs awarded to Messrs. Fonseca and Fritz will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such RSUs will be settled in cash or shares of Expedia common stock as promptly as practicable. Under the IAC 1997 Plan, the definition of a “change in control” has substantially the same meaning as under the Expedia 2005 Plan, described in the section above titled “Barry Diller — 2009 Stock Option Awards.” In the event Mr. Fonseca or Mr. Fritz terminates his employment with the Company for good reason or the Company terminates such executive’s employment without cause, these RSU awards will vest as described in the section above titled “Michael B. Adler, Dhiren R. Fonseca, Gary M. Fritz and Burke F. Norton — Employment Agreements.”

Estimated Potential Incremental Payments

The table below reflects the estimated amount of incremental compensation payable to the named executive officers upon termination of the executive’s employment in the following circumstances: (i) a termination by the Company without cause or by the executive for good reason not in connection with a change in control, (ii) a termination by the Company without cause in a fiscal year in which the Company meets the performance goals established by the Compensation Committee, (iii) a change in control, or (iv) a termination by the Company without cause or by the executive for good reason in connection with a change in control. The table should be read in conjunction with the descriptions of benefits above as the definitions for “change in control,” “cause” and “good reason” may vary.

The amounts shown in the table assume that the triggering event was effective as of December 31, 2009 and that the price of Expedia common stock on which certain of the calculations are based was the closing price of $25.73 on the NASDAQ Stock Market on that date. These amounts are estimates of the incremental amounts that would be paid out to the executive upon such triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any.

Estimated Potential Incremental Payments Upon Termination or Change in Control

Name and Benefits	Termination w/o Cause or for Good Reason	Termination w/o Cause and Meets Performance Goals		Upon Change in Control(1)		Termination w/o Cause or for Good Reason in Connection w/Change in Control(1)
Barry Diller(2)
2005 Stock Options (vesting accelerated)	$0	$0		$0		$0
2007 and 2008 RSU Award (vesting accelerated)	0	0		3,546,006		0
2009 Stock Option Awards (vesting accelerated)	0	0		6,153,500		0
Total Estimated Incremental Value	0	0		9,699,506		0
Dara Khosrowshahi
Cash Severance (salary)	2,408,000	0		0		0
IAC 2000 Plan RSUs (vesting accelerated)	484,650	0		484,650		0
2006 RSU Award (vesting accelerated)	0	15,438,000		10,292,000		10,292,000
2007 and 2008 RSU Awards (vesting accelerated)	2,050,553	0		7,213,611		0
2009 Stock Option Awards (vesting accelerated)	2,250,131	0		7,898,500		0
Total Estimated Incremental Value	7,193,334	15,438,000	(3)	25,888,761	(3)	10,292,000	(3)
Michael B. Adler
Cash Severance (salary)	1,068,750	0		0		0
2006 First RSU Award (vesting accelerated)	436,535	0		873,096		0
2006 Second RSU Award (vesting accelerated)	272,841	0		545,682		0
2007 and 2008 RSU Awards (vesting accelerated)	403,241	0		1,411,496		0
2009 Stock Option Awards (vesting accelerated)	1,588,931	0		5,914,900		0
Total Estimated Incremental Value	3,770,298	0		8,745,174		0
Dhiren R. Fonseca
Cash Severance (salary)	600,000	0		0		0
2005 RSU Award (vesting accelerated)	31,519	0		31,519		0
2006 RSU Awards (vesting accelerated)	741,770	0		1,087,890		0
2007 and 2008 RSU Awards (vesting accelerated)	257,763	0		900,807		0
2009 Stock Option Awards (vesting accelerated)	2,376,562	0		5,373,000		0
Health & Benefits(4)	23,997	0		0		0
Total Estimated Incremental Value	4,031,611	0		7,393,216		0
Gary M. Fritz
Cash Severance (salary)	600,000	0		0		0
2005 RSU Awards (vesting accelerated)	639,725	0		639,725		0
2006 RSU Awards (vesting accelerated)	214,253	0		428,507		0
2007 and 2008 RSU Awards (vesting accelerated)	257,763	0		900,807		0
2009 Stock Option Awards (vesting accelerated)	2,376,562	0		5,373,000		0
Health & Benefits(4)	15,251	0		0		0
Total Estimated Incremental Value	4,103,554	0		7,342,039		0
Burke F. Norton
Cash Severance (salary)	1,023,400	0		0		0
2006 First RSU Award (vesting accelerated)	400,333	0		400,333		0
2006 Second RSU Award (vesting accelerated)	640,523	0		800,640		800,640
2007 and 2008 RSU Awards (vesting accelerated)	264,710	0		964,051		0
2009 Stock Option Awards (vesting accelerated)	1,276,656	0		4,748,450		0
Total Estimated Incremental Value	3,605,622	0		6,913,474		800,640

(1)	Some of our plans and award agreements provide benefits to the named executive officers in the event of a change in control. The amounts to which the executive would be entitled in such event are reflected in the column captioned “Upon Change in Control.” If, within a specified time period following a change in control, the executive’s employment is also terminated, in the case of Mr. Norton’s 2006 RSU Awards, or the executive incurs a material adverse modification of duties, in the case of Mr. Khosrowshahi’s 2006 RSU Award, the additional amounts to which the executive would be entitled as a result of such events are reflected in the column captioned “Termination w/o Cause or for Good Reason in Connection w/Change in Control.”

(2)	Mr. Diller holds unvested options to purchase 2,400,000 shares of Expedia common stock with an exercise price of $28.49 per share and options to purchase 1,400,000 shares of Expedia common stock with an exercise price of $38.35 per share. The closing price of Expedia’s common stock, as reported on the NASDAQ Stock Market on December 31, 2009, was $25.73 per share and therefore the value of Mr. Diller’s unvested options as of December 31, 2009 is reported above as $0 because the exercise price of each option was higher than the closing price of our common stock on the NASDAQ Stock Market on that date.

(3)	Reflects the value of 800,000 RSUs based on the price of Expedia common stock on December 31, 2009 of $25.73. 160,000 RSUs are beneficially owned by Mr. Khosrowshahi’s former spouse.

(4)	Reflects the payment of COBRA premiums for 18 months following termination.

2009 Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2009, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity compensation plans approved by security holders(3)	17,216,198	(4)	$7.89	25,229,585
Equity compensation plans not approved by security holders(5)	0		—	100,000
Total	17,216,198		—	25,329,585

(1)	Information excludes the following securities, which represent IAC equity-based compensation awards that were converted into Expedia equity-based awards on the effective date of the Spin-Off and were outstanding as of December 31, 2009: (i) 7,186,762 securities with a weighted-average exercise price of $26.139 to be issued upon the exercise of outstanding stock options, and (ii) 189,334 securities issuable in connection with RSUs for which there is no related exercise price.

(2)	Excludes the following equity-based awards outstanding as of December 31, 2009: (i) 6,395,098 securities issuable in connection with RSUs for which there is no related exercise price and (ii) grants of 150,000 stock appreciation rights. When vested, 50,000 stock appreciation rights represented the right to receive the difference between $6.76 and the value of one share of the common stock of eLong, Inc., a subsidiary of the Company (“eLong”), at the time of exercise, to be settled in the Company’s stock. The remaining 100,000 stock appreciation rights represented the right to receive the difference between $4.30 and the value of one share of common stock of eLong at the time of exercise, to be settled in the Company’s stock.

(3)	The Expedia 2005 Plan.

(4)	Does not include shares underlying RSUs or stock options granted in 2010. On February 23, 2010, the Compensation Committees awarded a total of (i) 6,409 RSUs and (ii) 5,516,200 options to purchase shares of common stock of the Company.

(5)	The Expedia Deferred Compensation Plan for Non-Employee Directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

In general, the Company will enter into or ratify a “related person transaction” only when it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). When a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.

The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•

On an annual basis, each director, director nominee and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•

Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

Related Person Transactions

Relationships With Officers and Directors

Subject to the terms of a Stockholders Agreement between Mr. Diller and Liberty Media, Mr. Diller holds an irrevocable proxy to vote shares of Expedia common stock and Class B common stock beneficially owned by

Liberty Media. By virtue of the proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of Expedia’s stockholders (other than with respect to the election by the holders of Expedia common stock of 25% of the members of Expedia’s Board of Directors and matters as to which Delaware law requires a separate class vote).

Mr. Diller is also the chairman and chief executive officer of IAC, and through similar arrangements between Mr. Diller and Liberty Media, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC’s stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC’s Board of Directors and matters as to which Delaware law requires a separate class vote).

The spouse of Mr. Fritz, an executive officer of Expedia, was employed by a subsidiary of Expedia during 2009. For 2009, Mr. Fritz’s spouse received compensation that exceeded $120,000.

Relationship Between Expedia and IAC

In connection with and following the Spin-Off, Expedia and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company Aircraft and various commercial and other relationships, which are described below. On August 20, 2008, IAC completed its plan to separate into five publicly traded companies, and certain of the commercial relationships described above were with former IAC entities that are now separate from IAC. Since such separation, these former IAC entities are no longer under common control with Expedia and therefore no longer considered related persons.

Cost-Sharing Arrangements.    Expedia and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared. These expenses include certain of Mr. Diller’s business expenses, costs for equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff, as well as certain other costs. In 2009, Expedia paid 35% of such expenses. The aggregate amount of costs paid by Expedia was approximately $250,000 for 2009, which amount does not include amounts paid by Expedia for its costs attributable to Mr. Diller’s personal use of the Company Aircraft. See footnote 5 to the table above titled “2009 Summary Compensation Table” for information regarding personal use of the Company Aircraft.

The Company Aircraft Agreement.    Each of Expedia and IAC has a 50% ownership interest in an aircraft that may be used by both companies. Expedia and IAC share capital costs relating to this aircraft equally and operating costs pro rata based on actual usage. Members of the Company Aircraft’s flight crew are employed by an entity in which each of Expedia and IAC has a 50% ownership interest. In 2009, total payments of approximately $400,000 were made to this entity by Expedia. On the fifth anniversary of the Spin-Off and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either Expedia or IAC, IAC will have a call right and Expedia will have a put right with respect to Expedia’s interest in the Company Aircraft, in each case at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

Commercial and Other Relationships.    Since the Spin-Off, Expedia has continued to work with some of IAC’s businesses pursuant to a variety of commercial relationships. These relationships generally include service agreements, primarily involving advertising sales services provided by IAC businesses and private-label travel services provided by Expedia businesses. In 2009, pursuant to commercial and other relationships, primarily relating to advertising and marketing services, Expedia businesses paid an aggregate amount of approximately $1.1 million to IAC businesses and IAC businesses paid approximately $200,000 to Expedia businesses.

Relationship Between Expedia and Liberty Media

Liberty Media, Expedia and Mr. Diller are parties to the Governance Agreement, pursuant to which Liberty Media has the right to nominate up to a number of directors equal to 20% of the total number of directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Media are satisfied.

The Governance Agreement also provides that if Expedia issues or proposes to issue shares of Expedia common stock or Expedia Class B common stock, Liberty Media has preemptive rights that generally entitle it to purchase a number of Expedia common shares, subject to a cap, so that Liberty Media will maintain the same ownership interest in Expedia that Liberty Media held immediately prior to such issuance or proposed issuance. Liberty Media was not entitled to exercise any such preemptive rights in 2009.

ANNUAL REPORTS

Expedia’s Annual Report to Stockholders for 2009, which includes Expedia’s Annual Report on Form 10-K for the year ended December 31, 2009 (not including exhibits), is available at www.rrdezproxy.com/2010/expedia. Upon written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, Expedia will provide, without charge, an additional copy of Expedia’s 2009 Annual Report on Form 10-K. Expedia will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits) by accessing Expedia’s corporate website at www.expediainc.com or the SEC’s website at www.sec.gov.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE

2011 ANNUAL MEETING

Stockholders who wish to have a proposal considered for inclusion in Expedia’s proxy materials for presentation at the 2011 Annual Meeting of Stockholders must submit the proposal to Expedia no later than December 27, 2010 at its principal executive offices at 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2011 Annual Meeting of Stockholders without inclusion of the proposal in Expedia’s proxy materials are required to provide notice of such proposal to Expedia at its principal executive offices no later than March 12, 2011. Expedia reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Bellevue, Washington

April 27, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Expedia inc.

INTERNET http://www.proxyvoting.com/expe

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

EXPEDIA, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2

Please mark your votes as indicated in this example X

FOR all nominees listed below WITHHOLD AUTHORITY to vote for all nominees listed below †EXCEPTIONS

1. ELECTION OF DIRECTORS

Nominees:

01 A. George “Skip” Battle*

02 Barry Diller

03 Jonathan L. Dolgen

04 William R. Fitzgerald

05 Craig A. Jacobson*

06 Victor A. Kaufman

07 Peter M. Kern*

08 Dara Khosrowshahi

09 John C. Malone

10 José A. Tazón

FOR AGAINST ABSTAIN

2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

3. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR

ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

*To be voted upon by the holders of Expedia, Inc.’s Common Stock voting as a separate class. All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors).

†INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.RRDEZProxy.com/2010/expedia

FOLD AND DETACH HERE

Expedia inc.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXPEDIA, INC. IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 8, 2010

The undersigned stockholder of Expedia, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2010 and hereby appoints each of Dara Khosrowshahi and Burke F. Norton proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia, Inc. to be held on Tuesday, June 8, 2010, at 8:00 a.m. local time, at 8800 West Sunset Boulevard, West Hollywood, California 90069, and at any adjournments or postponements thereof, and to vote all shares of Common Stock, Class B Common Stock and/or Series A Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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